PROSPECTUS

FIRST CITIZENS FINANCIAL CORPORATION
A proposed bank holding company for

2,000,000 Shares of Common Stock - $10.00 per share
and
400,000 Warrants to Purchase Shares of Common Stock - $12.50 per share

     We are offering shares of common stock of First Citizens Financial Corporation for $10.00 per share. With each five shares of common stock, the purchaser will also receive, at no additional cost, a transferable warrant to purchase one share of common stock for $12.50 per share. First Citizens Financial Corporation will be the holding company and sole owner of First Citizens Bank of Georgia, a Georgia state bank to be headquartered in Dawsonville, Georgia. We have received conditional approval for the bank from the Georgia Department of Banking and Finance and are awaiting approval from the Federal Deposit Insurance Corporation. We expect to open the bank in the fourth quarter of 2006 or, possibly, in the first quarter of 2007. This is our first offering of stock to the public, and there will be no established public market for our shares following the offering. We do not expect a liquid market for our common stock to develop for several years, if at all. The minimum purchase requirement for investors is 500 shares and maximum purchase amount is 100,000 shares, although we may at our discretion accept subscriptions for more or less. The shares will be sold primarily by our directors and officers, and by our sales agent, SAMCO Capital Markets (hereinafter referred to as "SAMCO"). SAMCO has agreed to serve as the qualifying broker-dealer in those states in which we elect to sell shares that require that all sales be made through a registered broker-dealer. SAMCO will act on a "best efforts" basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution.

     The offering is scheduled to end on November 30, 2006, but we may extend it for two consecutive 90-day periods, i.e. until May 29, 2007, at the latest. This offering will be conducted on a best efforts basis. All of the money that we receive from investors will be placed with an independent escrow agent that will hold the money until (1) we sell at least 1,250,000 shares and (2) we receive conditional approval from our bank regulatory agencies for the bank. If we do not meet these conditions before the end of the offering period, we will return all funds received to the subscribers promptly, with interest and without penalty. Once we accept your subscription, you may not revoke it without our consent.

     Our directors and officers intend to purchase at least 378,000 shares in this offering, for a total investment of $3,780,000, which would constitute 30.24 % of the minimum offering amount and 18.90 % of the maximum offering amount. They may purchase more, including up to 100% of the offering amount. The directors and officers intend to purchase the shares for investment and not for resale or distribution.

	Per Share	Minimum Total 1,250,000 Shares	Maximum Total 2,000,000 Shares
Public Offering Price	$10.00	$12,500,000	$20,000,000
Sales Agency Fee(1)	.15	187,000	187,000
Proceeds to First Citizens Financial Corporation(2)	$9.85	$12,313,000	$19,813,000

___________________

  The per share amount of the sales agency fee is based on the minimum offering. SAMCO's fee is calculated based upon a fee of $35,000 per each four week period, and up to $8,000 in expenses per each four-week period for which their services are provided, plus up to $15,000 legal expenses of SAMCO. Assuming four four-week periods, the total amount to be paid to SAMCO will be $187,0000. The per share price has been applied, in the table above, to both the minimum and maximum totals. No Sales Agency Fee will be paid on the 378,000 shares sold to our directors, officers, and organizers. SAMCO's fee may be more or less depending on the actual length of time lesser or greater than four four-week periods assumed.

  Before deducting organizational and other pre-opening expenses, consisting of, among others, legal and accounting fees, and printing and distribution expenses estimated at $400,000.

     We are also registering approximately 85,450 ten-year transferable Organizer Warrants to be granted to our organizers and approximately 292,050 ten-year non-transferable Director Warrants to be granted to our directors. Both sets of warrants are exercisable at $10.00 per share. The terms of these warrants are described on page 18. We are also registering ten-year options to purchase 6,000 shares of our common stock, at the exercise price of $10.00 per share, to be granted to a consultant.

     This is a new business. As with all new businesses, an investment will involve risks. The shares of common stock and the warrants are not deposits or savings accounts and are not insured by the FDIC or any other government agency. You should not invest in this offering unless you can afford to lose some or all of your investment. THE RISKS OF THIS INVESTMENT ARE DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 10.

     Neither the SEC nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 18, 2006

(Prospectus Cover)

FIRST CITIZENS FINANCIAL CORPORATION

FIRST CITIZENS BANK OF GEORGIA (Proposed)
Primary Service Area

52
19
Amicalola
136
Emma
Afton
Juno
183
McKee
53
Dawsonville
9
Dougherty
Hubbardsville
Barrettsville
318
369

Legend

Dawson County, GA

▲ Bank Branch Location

Bank Branch Competition

Interstate Highways

U.S. Highways

State Highways

Major Roads

Streets

Prepared for
Bank Resources, Inc.

Miles

Map Produced by:
Claritas Inc. 2005

(Inside cover of Prospectus)

SUMMARY

     This summary provides a brief overview of the key aspects of this offering. Accordingly, this summary does not contain all of the information contained in this prospectus. To fully understand this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

General

     First Citizens Financial Corporation (the "Company" or "we") is a Georgia corporation that was incorporated on May 5, 2005, as Gold Hills Bancshares, Inc., to organize and serve as the holding company for a Georgia state bank in organization. The Articles of Incorporation were amended on December 7, 2005, to change the name of the Company to Prospector Bancshares, Inc. and again on April 27, 2006, to change the name to First Citizens Financial Corporation. The proposed bank will be named "First Citizens Bank of Georgia" (the "Bank") and will operate as a community bank, initially in a Primary Service Area ("PSA") including Dawson County, Georgia, in its entirety (See map of the PSA on the prior page). A branch office is planned to be opened in north Forsyth County, Georgia, within the first year after the Bank is opened, and the Bank will expand its PSA at that time subject to regulatory approval. A second branch is planned for the fourth year of operation in Lumpkin County, Georgia, subject to regulatory approval. The Bank will emphasize prompt, personalized customer service to the individuals and businesses located in its PSA.

     Currently, our executive offices are located at 32 Jack Heard Road, Bailey Towers, Suite 110, Dawsonville, Georgia 30534, and our telephone number is (706) 216-5900. As soon as our modular building is ready, our executive offices will be moved to a two-acre site at Georgia Highway 400 and Carlisle Road, Dawsonville, Georgia, which we purchased for approximately $1,308,282 on August 25, 2006. The purchase price was financed in its entirety by means of a loan bearing interest at prime, the interest and principal of which is due on February 25, 2007. This land loan, from an unrelated bank is guaranteed by the organizers on a pro rata basis. The phone number mentioned above will become the phone number of our executive offices at the new location.

     Upon completion of the offering it is our intention to pay off the land loan from the proceeds of the offering and contribute the land to the capital of the Bank. It is our current intention for the Bank to engage an architect and general contractor and build a 10,000 square foot building to house our executive offices and the Bank's main office for the Bank's own account at an estimated cost of $1,950,000. The Bank may, however, decide to enter into a build-to-suit arrangement and, were such decision to be made, the Bank would then solicit proposals from third party developers, including Bankers FirstSource, LLC, an entity owned by one of our organizers. See "Related Party Transactions" on page 44. Any build-to-suit arrangement would be subject to regulatory approval.

     On May 21, 2006, we filed an application with the Georgia Department of Banking and Finance, which we refer to herein as the Georgia Department, to organize the Bank as a state bank, operating initially in Dawson County, Georgia, with the second office opening within the first year of operation. On September 15, 2006, we received conditional approval of the Bank's charter application from the Georgia Department. In order to receive final approval of our application to organize the Bank, we will be required to capitalize the Bank with a minimum of $11,500,000 in capital and implement appropriate banking policies and procedures. We are awaiting conditional approval of our application for deposit insurance from the Federal Deposit Insurance Corporation, or FDIC, which we expect to receive in the next several weeks. We will file an application with the Board of Governors of the Federal Reserve System and the Georgia Department to become a bank holding company and to acquire all of the capital stock of the Bank following receipt of the FDIC's conditional approval. After receiving all regulatory approvals, we anticipate beginning operations before the end of the fourth quarter of 2006 or, possibly, early in the first quarter of 2007.

Why We Are Organizing a New Bank in the PSA

     We believe our PSA presents a growing and diversified economic environment that will support the formation of the Bank. Located 47 miles north of the Atlanta metro area, Dawson County offers attractive features sought by business and industries in a developing environment, a varied economic base, attractive location, availability of land for development, an expanding labor force, good schools, readily available health care and low crime rate. The

Bank is being formed to take advantage of the growth in this market. The area is accessible by a transportation system consisting of the highway system (GA Highway 400 and US 19), rail lines and air travel (Hartsfield-Jackson International Airport - 60 miles, and Athens Airport - 41 miles).

     The county's population growth has been very healthy and, according to Claritas, Inc. is listed in the nation's top twenty fastest growing counties from 1990 to 2000. Between 1990 and 2000, the population grew by 70%. From 2000 to 2004, Dawson County experienced a 3.94% population growth rate annually, more than twice the 1.86% rate for the State of Georgia. The population of Dawson County is expected to increase to 21,623 by 2009. In addition, Dawson County has a relatively young population with a median age of 36.07 years. Furthermore, 48.2% of the Dawson County area population were, as of 2004, 34 years of age or younger.

     Dawson County is rich in history, being formed in 1857, from the surrounding counties. The area has a healthy tourist industry, with many attractions bringing people to the area. Amicalola Falls, located in Dawson County, at 729 feet, is the highest waterfall east of the Rocky Mountains. The surrounding State Park and nearby lodge attracts many visitors. The Chattahoochee National Forest is located in this area, and the Dawson Forest Wildlife Management Area provides 23,000 acres for hunting, fishing, hiking, camping and other outdoor activities. On the southeastern BORDER=0 of the county Lake Sidney Lanier provides forty-nine miles of shoreline for water and camping activities. Visitors have started returning to this area permanently as retirees.

     According to Claritas, Inc., retail trade is the largest employment sector in the county with manufacturing being another dominant sector. Companies such as Kroger Company, Etcon, Inc. and J&M Laboratories, Inc. are examples of the top employers in Dawson County. The Dawson County area presents an environment with a high population growth, a steady influx of business and continued growth. In the opinion of the organizers, these factors indicate an ideal situation for a new, sophisticated banking facility.

     Acquisitions of community banks by large national and regional banks often result in the dissolution of local boards of directors and in significant turnover in management and customer service personnel who possess extensive banking experience and strong ties to the local community. Accordingly, we intend to hire experienced and talented individuals who will complement the community banking experience of our chief executive officer. Bank mergers and acquisitions also necessitate the consolidation of data processing systems which often create disruptions in customer service. As a locally-owned community bank based in Dawson County, we will offer convenient service, local decision-making and competitive loans. Additionally, by focusing our operations on the communities we serve, we believe that we will be able to respond to changes in our market more quickly than large institutions.

Our Organizers and Management

     The Bank is being organized by primarily local business and community leaders. Twelve of our organizers, including President and Chief Executive Officer Charles M. Buckner, will serve as the directors of the Company. Charles H. Gordon, Jr., who is not an organizer, will also serve as a director of the Company. Ten of the Company's directors will, upon approval of the Georgia Department, serve as the initial directors of the Bank, with organizers James A. Priebe, Jonathan C. Seib and Todd A. Seib serving as directors of the Company, but not the Bank. Our organizers and directors intend to utilize their diverse backgrounds and their local business relationships to attract customers from all segments of the community. Our organizers and directors are:

Name	Position
Michael L Berg	Organizer and Chairman of the Board of Directors of the Company and First Citizens Bank
Charles M. Buckner	President and Chief Executive Officer, Organizer and Director of the Company and First Citizens Bank
Robert A. Followell	Organizer and Director of the Company and First Citizens Bank
Stephen W. Gooch	Organizer and Director of the Company and First Citizens Bank
Charles H. Gordon, Jr.	Director of the Company and First Citizens Bank
Steven K. Leibel	Organizer and Director of the Company and First Citizens Bank
Eugene E. "Chip" Pearson, Jr.	Organizer and Director of the Company and First Citizens Bank
John D. Pearson	Organizer and Director of the Company and First Citizens Bank
James A. Priebe	Organizer and Director of the Company
-2-
Kent W. Sanford	Organizer and Director of the Company and First Citizens Bank
Jonathan C. Seib	Organizer and Director of the Company
Todd A. Seib	Organizer and Director of the Company
Kevin K. Tanner	Organizer and Director of the Company and First Citizens Bank

     Our senior management team includes individuals with significant experience in the banking industry in Georgia. Charles M. Buckner, with over 34 years of banking experience, will serve as the President and Chief Executive Officer of the Company and the Bank. In addition, Michael T. Underwood, with over 25 years banking experience, is designated to serve as Executive Vice President of the Company and the Bank. Also, James E. Bullard, with over 19 years of banking experience, is designated to serve as Senior Vice President and Chief Lending Officer of the Bank. We intend to add to the senior management team an executive who will serve as the Chief Financial Officer of the Company and the Bank.

Products and Services

     We plan to offer quality products and personalized services while providing our customers with the financial sophistication and array of products typically offered by a larger bank. Our lending services will include real estate-related loans, commercial loans to small-to medium-sized businesses and professional concerns and consumer loans to individuals. Our current working capital and our ability to generate, maintain and increase our deposits will be our primary source of funding for such loans. We will offer a broad range of competitively priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. To complement our lending and deposit services, we intend to also provide overdraft protection, direct deposit, wire transfers, night depository, credit cards, safe-deposit boxes, travelers' checks, debit cards and automatic drafts. We intend to offer our services through a variety of channels, including automated teller machines, telephone banking, personal internet banking with bill-pay, and, in the future, additional branch offices and corporate cash management services.

Philosophy and Strategy

     Initially, our business strategy will be carried out through the operations and growth of the Bank. At the bank level, our management philosophy will be to deliver exceptional customer service through experienced personnel who understand and care about the banking needs of our customers. We believe that this philosophy will distinguish the Bank from its competitors and will enable us to be successful.

     To carry out our philosophy, our business strategy will involve:

  hiring and retaining additional experienced and qualified banking personnel, preferably with established client relationships;

  cross-training our staff to answer questions about our products and services so that each employee can not only resolve banking-related customer questions, but also can suggest product services that may be of interest to our customers;

  capitalizing on our organizers' and directors' diverse community involvement and business experience;

  capitalizing on the President and Chief Executive Officer's unique competitive advantage in the areas of commercial lending.

  implementing on a comprehensive and on-going basis an active call program involving all of our directors and officers;

  providing individualized attention with local decision-making authority;

  implementing an aggressive marketing program;

  positioning our main office facility to provide convenience, access to our targeted markets and demonstrate our local commitment;

  utilizing sophisticated financial services technology and strategic outsourcing to provide an array of banking products and services; and

  establishing a community identity by positioning ourselves as a locally-owned bank that is responsive to the banking needs of Dawson County and the rest of the PSA as it may be expanded.

     We estimate that, after three years of banking operations, our loan portfolio will be comprised of the following:
Loan Category	Percentage of Loan Portfolio
Commercial real estate loans	25%
Construction and development loans	33%
Commercial loans to small- and medium- sized businesses	8%
Consumer loans (including residential real estate loans)	34%

Benefits of the Offering to Organizers and Management

     As discussed in more detail below under the heading "Ownership by our Management" on page 8, each of our organizers and directors (with the exception of Charles H. Gordon, Jr.) will receive, when the Bank opens for business, Organizer Warrants and Director Warrants giving the right to purchase one share of common stock at $10.00 per share for every share he or she purchases in the offering up to 377,500 shares.

     Our President and Chief Executive Officer, Charles M. Buckner, will be issued, when the Bank opens for business, options to purchase, at $10.00 per share, shares of our common stock equal to 4% of the total number of shares sold in the offering, i.e. options to purchase 50,000 shares of our common stock if the minimum number of shares are sold, and options to purchase 80,000 shares of our common stock if the maximum number of shares are sold. Additionally, we have adopted a stock incentive plan under which we may issue options to purchase up to the lesser of 15% of the number of shares sold in the offering or 250,000 shares to officers and employees. Although the terms of their employment have not yet been reduced to written agreements, we intend to grant, if such written agreements are executed and when the Bank opens for business, under the stock incentive plan, to each of Michael T. Underwood, designated to serve as our Executive Vice President, and James E. Bullard, designated to serve as the Senior Vice President and Chief Lending Officer of the Bank, options to purchase 25,000 shares of our common stock, at the exercise price of $10.00 per share.

     If the Organizer and Director Warrants and these stock options are exercised, our organizers, directors and executive officers will control a greater percentage of our common stock and dilute the ownership interests of the other shareholders. We anticipate that we will be required to adopt Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("SFAS No. 123(R)"). SFAS No. 123(R) requires all share-based payments to employees, including stock options, to be recognized in the financial statements based on their fair values. SFAS No. 123(R) will be effective for our financial statements beginning after December 15, 2005, and will require us to recognize compensation expense related to any options granted to management, including the proposed option grants to Messrs. Buckner, Underwood and Bullard.

     We have also entered into a Leadership Agreement leading to an Employment Agreement with Charles M. Buckner. The agreement entitles the executive to participate in our benefit programs. In addition, following a Change in Control (as defined in the agreement), if Charles M. Buckner terminates without cause voluntarily within sixty (60) days following a Change in Control, or terminates for Cause (as defined in the agreement) or the Company terminates without Cause, within twelve (12) months following a Change in Control, Charles M. Buckner is entitled to compensation in the form of a lump sum cash payment equal to 2.99 multiplied by the sum of his Base Salary plus the average of any annual cash bonuses paid to him over the three (3) years preceding the Change in Control, subject to applicable laws and regulations. Although the terms of their employment have not yet been reduced to written agreements, we intend to include in the employment arrangements with each of Michael T.

Underwood and James E. Bullard terms similar to those contained in the employment agreement with Charles M. Buckner. Specifically, each of these executives will also participate in our benefit programs and will receive a lump sum equal to one time of his annual base salary in case his employment is terminated by the Company without cause within twelve (12) months following a change in control. Please refer to "Executive Compensation-Employment Agreements" on page 41 for a more complete discussion of those agreements.

The Offering

Securities Offered:	Minimum - 1,250,000 shares together with 250,000 Shareholder Warrants Maximum - 2,000,000 shares together with 400,000 Shareholder Warrants

Common Stock to be Outstanding After the Offering:	Minimum - 1,250,000 shares Maximum - 2,000,000 shares

These totals do not include (1) shares issuable upon exercise of the Shareholder Warrants, (2) up to 377,500 shares of our common stock issuable upon the exercise of Organizer and Director Warrants, (3) up to 80,000 shares of our common stock issuable to Charles M. Buckner upon exercise of options granted to him under his Leadership Agreement, (4) the 50,000 shares of our common stock that could be issuable issuable in the aggregate to Michael T. Underwood and James E. Bullard under the stock incentive plan, or (5) the 6,000 shares of our common stock issuable upon exercise of options granted to a consultant. See "Stock Options to Be Granted to a Consultant" on page 9.

Offering Price Per Share and one Shareholder Warrant:	$10.00

Exercise Price of One Shareholder Warrant	$12.50

Exercise Period of Shareholder Warrants	Three years from the date the Bank opens for business

Plan of Distribution:

Shares of our common stock will be sold on a best efforts basis by our officers and directors who will receive no commissions for any sales they make. We will also use SAMCO as our sales agent for the Offering. See "Plan of Distribution" on page 19.

Use of Proceeds:	Subject to regulatory approval, the Company will use the net proceeds of the offering as follows:

  to repay $160,000 in advances made to us by the organizers and, also using the estimated $1,798,500 amount reimbursed to the Company by the Bank (see below) to repay the approximately $1,344,000 land loan and the approximately $694,500 of our organizing line of credit;

  $11.5 million plus up to 50% of the proceeds of the offering in excess of $14 million to capitalize the Bank; and

  all remaining amounts to provide working capital for the Company.

See "Use of Proceeds" on page 21.

Subject to regulatory approval, the Bank will use the proceeds it receives from the Company as follows:
-6-

  to reimburse the Company for the approximately $291,800 paid by it toward salaries and benefits of the Bank employees on behalf of the Bank during our first 12 months of operations;

  to reimburse the Company for the approximately $162,700 paid by it toward other organizational expenses;

  to reimburse the Company for the approximately $1.344,000 estimated aggregate purchase price of the land, including carrying costs for four months;

  to pay approximately $57,000 for the cost of a temporary modular facility to pay approximately $25,600 to lease the Forsyth County branch office during the first year of operation;

  to pay approximately $1,950,000 to construct the main banking office, including site work;

  to pay approximately $599,000 for furniture, fixtures and equipment for the main office;

  the remaining approximately $7,069,900 to provide working capital to operate the Bank, including making loans and other investments.

For estimated amounts for each of these projected uses, See "Use of Proceeds" on page 21.

Offering conditions:	We must satisfy the following conditions to complete our offering:

  at least $12,500,000 must be deposited with our escrow agent, Nexity Bank;

  the FDIC must approve the Bank's deposit insurance application;

  the Federal Reserve and Georgia Department must approve the Company's application to become a bank holding company; and

  The Company must not have canceled this offering before funds are withdrawn from the escrow account.

See "Terms of the Offering - Conditions of the Offering" on page 16.

Escrow Arrangements

Until we have satisfied all offering conditions, we will place all subscription funds in an escrow account with Nexity Bank. If we do not meet all of the offering conditions by November 30, 2006, and we do not elect to extend the offering (which we may do through May 29, 2007), we will return to all subscribers their funds placed in the escrow account, with interest and without penalty. Prior to the release of the funds, the escrow agent will invest the funds in interest-bearing bank accounts.

-7-

Once we have satisfied all of the offering conditions, the escrow agent will release all subscription funds to us. Any funds received after that time will not be placed in an escrow account, but will be immediately available funds of the Company. At that point, all subscribers may lose all or a portion of their investment. For example, if the Bank does not receive final regulatory approval to open, we will seek shareholder approval to dissolve and liquidate. Upon liquidation, we will promptly return to our shareholders all funds, less expenses of liquidation and all offering, pre-opening and organizing expenses incurred by us. See "Terms of the Offering - Escrow of Subscription Funds" on page 17.

Ownership by Our Management

     Our organizers and directors intend to purchase in the offering 378,000 shares of our common stock, representing approximately 30.24 % of the 1,250,000 shares to be outstanding upon completion of the minimum offering or approximately 18.90% of the 2,000,000 shares to be outstanding if the maximum number of shares are sold.

     In addition, in recognition of the financial risk undertaken by guaranteeing the land loan and the line of credit, and in recognition of their continued service as directors of the Company and the Bank, our organizers and directors (other than Charles H. Gordon, Jr., who is a director but not an organizer) will receive, when the Bank opens for business and subject to regulatory approval, Organizer and Director Warrants equal to the number of shares they purchase in the offering which is 377,500. As initial shareholders, the organizers and directors will also receive one Shareholder Warrant for each five shares purchased, or 75,600 Shareholder Warrants. Assuming that no other Shareholder Warrants are exercised and all of the organizers and directors exercise their Organizer, Director and Shareholder Warrants, the organizers and directors will own an aggregate of 831,100 = (378,000 + 377,500 + 75,600) shares of common stock, representing 48.79% of the 1,703,100 = (1,250,000 + 377,500 + 75,000) shares that would then be outstanding after completion of the minimum offering, and 33.87% of the 2,453,100 = (2,000,000 + 377,500 + 75,600) shares that would then be outstanding after completion of the maximum offering.

     The approximately one-to-one ratio between the anticipated number of shares to be purchased by our organizers and directors and the number of Organizer and Director Warrants to be issued to them was determined after considering a number of factors. The principal factors we considered were the financial risk undertaken in guaranteeing our line of credit, prevailing market conditions, comparable de novo bank holding company capitalizations and regulatory restrictions. We believe our organizers' and directors' financial interest in the Company will encourage their active participation in growing our business.

     Our President and Chief Executive Officer, Charles M. Buckner, will have been granted, when the Bank is open for business, stock options to purchase shares of our common stock at the exercise price of $10.00 per share, equal in the aggregate to 4% of the total number of shares sold in the offering, i.e. options to purchase 50,000 shares if the minimum number of shares are sold, and 80,000 shares if the maximum number of shares are sold. Additionally, we have adopted a stock incentive plan under which we may issue options to purchase up to the lesser of 15% of the number of shares sold in the offering or 250,000 shares. We intend to grant, when the Bank opens for business and under the stock incentive plan, options to purchase, at $10.00 per share, 25,000 shares of our common stock to each of the other two designated members of our senior executive team, Michael T. Underwood and James E. Bullard.

     If all of the above-described warrants and stock options are exercised, and once again assuming that no other Shareholder Warrants are exercised, our organizers, directors and executive officers will own in the aggregate 931,100 = (378,000 + 377,500 + 75,600 + 50,000 + 25,000 + 25,000) shares of our common stock, representing 51.63% of the 1,803,100 = (1,250,000 + 377,500 + 75,600 + 50,000 + 25,000 + 25,000) shares that would then be outstanding after completion of the minimum offering and 961,100 = (378,000 + 377,500 + 75,600 + 80,000 + 25,000 + 25,000) shares of our common stock, representing 37.20% of the 2,583,100 = (2,000,000 + 377,500 + 75,600 + 80,000 + 25,000 + 25,000) shares that would then be outstanding after completion of the maximum offering.

     Because our organizers, directors and executive officers will be able to purchase shares subject to the Organizer and Director Warrants and options at $10.00 per share, if the market price of our common stock rises, they will be able to purchase a significant amount of our common stock in the future for less than the prevailing market value. See "Terms of the Offering - Purchases by Organizers and Directors" on page 18 and "Description of Capital Stock of the Company - Organizer and Director Warrants" on page 45.

Stock Options to Be Granted to a Consultant

     In lieu of $5,000 in cash compensation payable by us to BankResources, Inc., a private consultant engaged by us for regulatory matters, we will grant BankResources a ten-year option to purchase 6,000 shares of our common stock for $10.00 per share. The option will be granted, and will vest immediately upon grant, when the Bank opens for business. The grant is contingent on regulatory approval.

Dividends

     We anticipate that we will incur losses during our first few years of operations. As of result, under regulatory restrictions we will be unable to pay cash dividends until such time as we become cumulatively profitable. Our future dividend policy will depend on our earnings, capital requirements and financial condition, as well as other factors our board of directors considers relevant. See "Dividends" on page 24 and "Supervision and Regulation - Payment of Dividends" on page 55.

Location of Our Offices

     The executive officer currently conducts organizational activities from a temporary office at 32 Jack Heard Road, Bailey Towers, Suite 110, Dawsonville, Georgia 30534. The address and phone number of our proposed executive office is:

Georgia Highway 400 and Carlisle Road

Dawsonville, Georgia 30534

(706) 216-5900

     The approximately two-acre site was purchased by us on August 25, 2006. In the first three quarters of the Bank's operations, the Bank will lease and operate out of a modular bank building located on the site. During that time, either the Bank or a third party will construct a 10,000 square foot building which will house our executive office and the Bank's main office. The branch office, planned for opening in the fourth quarter after the Bank opens, is to be located on a site near the intersection of State Highway 306 and State Highway 369, Cumming, Georgia, Forsyth County. It will be leased by the Bank.

RISK FACTORS

     The following paragraphs describe what we believe are the material risks of an investment in our common stock. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest. You should also carefully read the cautionary statement following this Risk Factors section regarding our use of forward-looking statements.

We have no operating history upon which to base an estimate of our future financial performance.

     The Bank, which initially will be the sole subsidiary of the Company, is in organization and neither the Company, nor the Bank, has any operating history on which to base any estimate of their future financial performance. Because we lack an operating history, you do not have either the type or amount of information that would be available to a purchaser of securities of a financial institution with an operating history. Accordingly, the financial statements presented in this prospectus may not be as meaningful as those of a company which does have a history of operations. In addition, the success of our operations must be considered in light of the expenses, complications, and delays frequently encountered in connection with the opening and development of a new bank.

If we do not raise the minimum $12,500,000 in this offering, you may lose the use of the money you will have invested in the offering during the period your investment is in escrow.

     The offering will not be considered completed and funds will not be released from escrow unless the escrow agent receives, before the offering terminates (with all extensions) on May 29, 2007, $12,500,000 in subscription proceeds. Should this event occur, the escrow agent will return to you your subscription funds with your proportionate share of the interest earned by the escrow agent with respect to all of the subscription funds, less escrow agent fees and expenses. See "Terms of Offering - Escrow of Subscription Funds" on page 17. The interest you will receive upon return of your subscription funds, however, may be less than the return you might have realized if you never subscribed to the offering and invested your subscription funds elsewhere. To this extent, if the offering is unsuccessful, you lose the use of the money you will have invested in the offering.

If we ultimately fail to obtain final regulatory approvals, you could lose all or a portion of your investment.

     If you subscribe to this offering and funds are released from the escrow account and we incur start-up expenses, but are unable to begin banking operations, we will seek to dissolve and liquidate. In this event, we would return to shareholders all of their funds with interest, less all expenses incurred by us. If we dissolve and liquidate, we can give you no assurance that our liabilities will not exceed our assets, in which case, you would lose your entire investment. After withdrawing funds from the escrow account, we must satisfy the following requirements in order to begin banking operations:

  receive the Georgia Department's final approval of the Bank's charter application;

  receive conditional FDIC approval and satisfy the conditions of the FDIC's approval; and

  satisfy the conditions of the approvals of the Federal Reserve and the Georgia Department for the Company to operate as a bank holding company.

     Although we believe we will satisfy the above requirements after funds are withdrawn from the escrow account, we may be incorrect in our assumptions. If we are incorrect, you could lose all or a portion of your investment. See "Terms of the Offering - Failure to Obtain Final Approvals" on page 17.

If we do not receive regulatory approvals in a timely manner, it could delay the date on which the Bank opens for business, resulting in increased pre-opening expenses and initial losses.

     Although we expect to receive all regulatory approvals and to open for business before the end of the fourth quarter 2006 or, possibly, in the first quarter of 2007, we can give you no assurance as to when, if at all, these events will occur. Any delay in beginning our banking operations will increase our pre-opening expenses and postpone our realization of potential revenues. Additionally, a delay will cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, and our lack of revenue.

We will incur substantial start-up losses and do not expect to be profitable in the near future.

     Typically, new banks incur substantial start-up losses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. We will incur substantial expenses in establishing the Bank as a going concern, and we can give you no assurance that we will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry. From May 5, 2005, the date we began our organizational activities, through July 31, 2006, our net loss amounted to $336,492. The estimated net loss of the Company and the Bank for the period from May 5, 2005, through November 30, 2006, the anticipated opening date for the Bank, is $854,500. Because we will initially act as the sole shareholder of the Bank, our profitability will depend upon the bank's successful operation. See "Management's Discussion and Analysis of Financial Results and Plan of Operations" on page 24.

Failure to implement key elements of our business strategy may adversely affect our financial performance.

     If we cannot implement key elements of our business strategy, our financial performance may be adversely affected. Our organizers have developed a business plan that details the strategies that we intend to implement in our efforts to achieve profitable operations. The strategies include hiring and retaining experienced and qualified employees and attracting individual and business customers from the PSA. Even if the key elements of our business strategy are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Our Proposed Business - Philosophy and Strategy" on page 31.

Departures of our key personnel or directors may impair our operations.

     Each of our three executive officers is important to our success, and if we were to lose any of their services, our financial condition and results of operations could be adversely affected. Charles M. Buckner has been instrumental in our organization and will be the key management official in charge of our daily business operations. Although we have entered into a consulting/employment agreement with Mr. Buckner, he may still terminate his employment and deprive us of his services. We have not yet entered into a binding agreement with either Michael T. Underwood or James E. Bullard and either one or both of them may terminate their association with us at any time. In addition, our directors' community involvement and extensive local business relationships are important to our success. Our growth could be adversely affected if the composition of our board of directors changes significantly. See "Management" on page 37.

Our organizers and directors will have the ability to influence shareholder actions, and yet they may have interests that are different from yours as an investor.

     Our organizers and directors intend to purchase 378,000 shares of our common stock, which will equal approximately 30.24 % of the 1,250,000 shares to be outstanding upon completion of the minimum offering or approximately 18.90% of the 2,000,000 shares to be outstanding if the maximum number of shares is sold. Moreover, if necessary in order to complete the minimum offering, the organizers and directors may purchase additional shares in the offering. In addition, as shown on page 8, our organizers and directors may own up to 831,100 shares, or approximately 48.79% of our outstanding common stock, assuming the completion of the minimum offering and the exercise of all warrants expected to be issued to them, and if none of the other Shareholder Warrants are exercised. Given that our organizers and directors may purchase a substantial number of shares, they will be able to exercise significant control over the management and affairs of the Company and the Bank, by influencing all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Yet, these persons, individually or as a group, may have interests that are different from yours as an investor. Ownership of a substantial number of shares by our organizers and directors might cause you to end up being one of a very small number of ordinary investors and might significantly affect your ability to sell your shares. You should not base your investment decision solely on the number of shares to be purchased by the organizers and directors.

Through the exercise of warrants and stock options, our organizers, directors and officers may be able to acquire shares of our common stock for less than the market value of our common stock, which could cause your ownership interest in the Company to be diluted.

     Upon completion of the minimum offering, when the Bank opens for business, we expect to grant to our organizers and directors Organizer and Director warrants to purchase an additional 377,500 shares of our common stock in recognition of the financial risks undertaken by them in forming the Company and the Bank. Each Organizer and Director Warrant will entitle the organizer or director to purchase one additional share of common stock, at a purchase price of $10.00 per share. See "Terms of the Offering - Purchases by Organizers and Directors" on page 18 and "Description of Capital Stock of the Company - Organizer and Director Warrants" on page 45. Furthermore, as initial shareholders, each organizer and director will receive one Shareholder Warrant to purchase one share of common stock for each five shares purchased, which will result in Organizers and Directors owning an additional 75,600 Shareholder Warrants exercisable at $12.50 per share. Moreover, Charles M. Buckner, our President and Chief Executive Officer, will be granted a number of stock options equal to 4 % of the amount of shares sold in the offering, which may result in Charles M. Buckner purchasing up to 80,000 shares, at $10.00 per share if the maximum number are sold. Additionally, assuming that the proposed terms of employment are reduced to a binding agreement, each of Michael T. Underwood and James E. Bullard, the other two designated members of our senior management team, will be granted, when the Bank opens for business, an option to purchase 25,000 shares of our common stock at $10.00 per share.

     These warrants and stock options will provide our organizers, directors and officers with the opportunity to profit from any future increase in the market value of our common stock or any increase in our net worth without paying for the shares initially. Because our organizers, directors and officers will be able to purchase shares subject to the Organizer and Director Warrants and stock options at $10.00 per share, and $12.50 per share with respect to shares purchased upon exercise of Shareholder Warrants, if the market price of our common stock rises, our organizers, directors and officers will be able to purchase a significant amount of our common stock in the future for less than the prevailing market value. Any exercise of these warrants or stock options would result in dilution of your ownership interest in the Company. As shown on page 8, if all of these warrants and stock options were exercised, our organizers, directors and officers would own 931,100 shares of our common stock, which would represent 51.63% of the shares outstanding after the offering if the minimum number of shares is sold in the offering and assuming that none of the other Shareholder Warrants are exercised.

We will face strong competition for customers, especially from larger and more established financial institutions, which may hinder us from obtaining customers and may cause us to pay higher interest rates on our deposits or charge lower interest rates on our loans than our competitors' rates for an extended period.

     We anticipate offering competitive loan and deposit rates as we establish ourselves in the market, but if excessive competition forces us to offer more aggressive pricing indefinitely, our net interest margin will suffer and our financial performance will be negatively impacted. We will compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. With multiple financial institutions already doing business in our primary service areas, and given the chance that additional competitors may enter the market in the future, we will be faced with continuous competition. See "Our Proposed Business - Competition" on page 30. Moreover, some of these competitors are not subject to the same degree of regulation as we will be and may have greater resources than will be available to us. Competition from non-traditional financial institutions may also affect our success due to the Gramm-Leach-Bliley Act. See "Supervision and Regulation" on page 51.

We may not be able to compete with our larger competitors for larger customers because our lending limits will be lower than theirs.

     Our lending limit will be significantly less than the limits for most of our competitors, and may hinder our ability to establish relationships with larger businesses in our market area. The limit will increase or decrease as the Bank's capital increases or decreases as a result of its earnings or losses, among other reasons. Because of our relatively low legal lending limit, we will need to sell participations in our loans to other financial institutions in order to meet the lending needs of our customers requiring extensions of credit above these limits. However, our strategy to accommodate larger loans by selling participations in those loans to other financial institutions may not be successful. In addition, we will initially have limited working capital to fund our anticipated loan growth. Through our banking operations, our ability to attract deposits will serve as our primary source of working capital to fund loans. To provide additional sources of working capital, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply for membership to the Federal Home Loan Bank of Atlanta which will permit us to borrow against our loan portfolio at preferred rates. See "Our Proposed Business - Lending Services" on page 32.

Our success will depend significantly upon general economic conditions in the PSA.

     Our operations and profitability may be more adversely affected by a local economic downturn than those of our larger competitors which are more geographically diverse. Since the majority of our borrowers and depositors are expected to be individuals and businesses located and doing business in Dawson County and Forsyth County, our success will depend significantly upon the general economic conditions in and around the PSA. An adverse change in the local economies of the PSA could make it more difficult for borrowers to repay their loans, which could lead to loan losses for the Bank.

Rapidly rising or falling interest rates could significantly harm our business.

     A rapid increase or decrease in interest rates could significantly harm our net interest income, capital and liquidity. Our profitability will depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets, such as loans and investment securities, and the interest expense paid on our interest-bearing liabilities, such as deposits and borrowings. To the extent that the maturities of these assets and liabilities differ, rapidly rising or falling interest rates could significantly and adversely affect our earnings, which, in turn, would impact our business. See "Our Proposed Business - Asset and Liability Management" on page 35.

Our ability to pay dividends is limited and depends on the Bank's legal ability to pay dividends, as well as the judgment of our board of directors.

     We will initially have limited sources of income other than dividends we receive from the Bank. Our ability to pay dividends will therefore depend largely on the bank's ability to pay dividends to us, which will be based primarily on the bank's earnings, capital requirements and financial condition, among other factors.

     Bank holding companies and Georgia state-chartered banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, it will be our policy to reinvest earnings for the period of time necessary to help support the success of our operations. As a result, we do not plan to pay dividends until the Bank is cumulatively profitable. See "Dividends" on page 24 and "Supervision and Regulation - Payment of Dividends" on page 56.

The offering price of our common stock and the exercise price of the various warrants were arbitrarily determined by our organizers and may not accurately reflect the value of an investment in our common stock.

     Because we were only recently formed and the Bank is in the process of being organized, the public offering price could not be set by referencing historical measures of our financial performance. Therefore, the public offering price may not indicate the market price for our common stock after this offering. The public offering price and the exercise price of the various warrants were arbitrarily determined by our organizers based on several factors. These factors included prevailing market conditions and comparable de novo bank holding company capitalizations. See "Plan of Distribution - Determination of Offering Price" on page 20.

We do not expect that an active trading market for our common stock will develop, which means that you may not be able to sell your shares.

     Since the size of this offering is relatively small, we do not expect that an active and liquid trading market for our common stock will develop within the next five years. Therefore, you should not invest in this offering if you have a short-term investment intent.

     If an active trading market does not develop, you may not be able to sell your shares promptly, or perhaps at all. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock.

The market price of our common stock may be volatile.

     If a market develops for our common stock after this offering, significant market price volatility may be experienced. Factors that may affect the price of our common stock include its depth and liquidity, investor perception of our financial strength, conditions in the banking industry such as credit quality and monetary policies, and general economic and market conditions. Our quarterly operating results, changes in analysts' earnings or other developments affecting us could cause the market price of our common stock to fluctuate substantially. In addition, from time to time the stock market experiences extreme price and volume fluctuations. This volatility may significantly affect the market price of our common stock for reasons unrelated to our operating performance.

Our profitability and growth could be adversely affected by changes in the law, especially changes deregulating the banking industry.

     We will be subject to extensive federal and state government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by federal and state banking laws and regulations. These and other restrictions limit the manner in which we may conduct our business and obtain financing, including our ability to attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. Future legislation or government policy may also adversely affect the banking industry or our operations. We cannot predict the effects of any potential changes, but they could adversely affect our future operations. See "Supervision and Regulation" on page 51.

The operation of the Bank may, in the future, require more capital than we will raise in this offering, and we may not be able to obtain additional capital on terms that do not cause dilution to the investors.

     In the future, should we need additional capital, we may not be able to raise additional funds through the issuance of additional shares of our common stock, our preferred stock, or other securities. Even if we were able to obtain additional capital through the issuance of additional shares of our common stock, preferred stock or other securities, we may not be able to issue these securities at prices or on terms better than or equal to the public offering price and terms of this offering. The issuance of such new securities could dilute your ownership interest in the Company.

Georgia law and provisions of our articles of incorporation and bylaws could deter or prevent takeover attempts by a potential purchaser of our common stock that would be willing to pay you a premium for your shares of our common stock.

     In many cases, shareholders receive a premium for their shares when a company is acquired by another company. Under Georgia law, however, no bank holding company may acquire control of the Company until the Bank has been in operation for three years. As a result, your ability to receive a premium over market for your shares of our common stock may be severely limited during the first three years of the Bank's operations. In addition, our articles of incorporation and bylaws contain provisions that may deter or prevent an attempt to change or gain control of the Company. These provisions include the possible existence of preferred stock, staggered terms for directors, restrictions on the ability to change the number of directors or to remove a director, special provisions regarding combinations with "interested" shareholders and the price at which an acquirer may purchase your shares of our common stock, and flexibility in evaluating acquisition proposals. As a result, you may be deprived of opportunities to sell some or all of your shares of our common stock at prices that represent a premium over market prices. See "Important Provisions of the Company's Articles of Incorporation and Bylaws" on page 47.

We may issue preferred stock which may result in the subordination of the rights of the common shareholders.

     Although we do not currently have any plans for issuing preferred stock, we have authorized 5,000,000 shares of preferred stock for future issuance to shareholders. If we issue preferred stock in the future, the rights of the preferred shareholders would be paramount with regards to some matters, such as liquidation and dividend preference, as compared to the rights of common shareholders.

The costs of being an SEC registered company are proportionately higher for small companies such as the Company because of the requirements imposed by the Sarbanes-Oxley Act.

     The Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the Securities and Exchange Commission have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. These regulations are applicable to our company. We expect to experience increasing compliance costs, including costs related to internal controls, as a result of the Sarbanes-Oxley Act. These necessary costs are proportionately higher for a public company of our size and will affect our profitability more than that of some of our larger competitors.

If at any time we have fewer than 300 shareholders, we anticipate that we will not register or will terminate our registration as a reporting company under the Securities and Exchange Act of 1934 and therefore current information about us will not be publicly available for review.

     As a result of this offering, we will be subject to the disclosure obligations under Section 15(d) of the Securities Exchange Act. We will file periodic reports with the SEC but not be subject to compliance with the federal proxy rules. If we have more than 500 shareholders on December 31, 2006 or at the end of any fiscal year thereafter, we will be required to register our securities under Section 12(g) of the Securities Exchange Act. In addition to the obligation to file periodic reports with the SEC, we would also be subject to the federal proxy rules. If we have fewer than 300 shareholders on December 31, 2006 or at the end of any fiscal year thereafter, we anticipate that we would deregister as a reporting company with the SEC. As a result, we would no longer be obligated to file periodic reports with the SEC or comply with the federal proxy rules. We would continue to comply with regulatory and state law requirements and furnish our shareholders with annual reports containing audited financial information. Upon completion of the offering, we anticipate that we will have more than 300 and may have more than 500 shareholders.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus are "forward-looking statements." Forward-looking statements include statements about the competitiveness of the banking industry, potential regulatory obligations, potential economic growth in our primary service area, our business strategies, our projected opening date and pre-opening expenses and other statements that are not historical facts. The words "anticipate," "estimate," "project," "intend," "expect," "believe," "forecast" and similar expressions are intended to identify these forward-looking statements, but some of these statements may use other phrasing. In addition, any statement in this prospectus that is not a historical fact is a "forward-looking statement." These forward-looking statements are not guarantees of future performance and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Some of these factors are set forth above in the section entitled "Risk Factors". Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements.

TERMS OF THE OFFERING

General

     We are offering for sale a minimum of 1,250,000 shares and a maximum of 2,000,000 shares of our common stock at a price of $10.00 per share where each purchaser of shares of common stock will also receive a Shareholder Warrant, which will grant the purchaser the right to purchase, at $12.50 per share, an additional one share of common stock for each five shares purchased, i.e. a minimum of 250,000 and a maximum of 400,000 Shareholder Warrants. The terms of the Shareholder Warrants provide that the holder may be required by us to exercise or forfeit his Shareholder Warrants if we are directed to issue such requirement by the Bank's primary regulator because either the Company's or the Bank's capital falls below the minimum level mandated by such regulator. See "Description of Capital Stock of the Company - Shareholder Warrants" on page 45.

     In addition, we are offering to our organizers and directors Organizer and Director Warrants to purchase up to 377,500 shares of our common stock, at an exercise price of $10.00 per share, which will be granted when the Bank opens for business. Also, Charles M. Buckner, our President and Chief Executive Officer, will be granted, when the Bank opens for business, stock options equal to 4 % of the amount of shares sold in the offering, which will permit him to purchase, at $10.00 per share, up to 50,000 shares if the minimum number of shares are sold and 80,000 shares if the maximum number are sold. Stock options to purchase in the aggregate 50,000 shares, at $10.00 per share, may also be granted when the Bank opens for business to Michael T. Underwood and James E. Bullard, our designated Executive Vice President and Senior Vice President and Chief Lending Officer of the Bank, respectively. See "Purchases by Organizers and Directors" on page 18; and See "Executive Compensation - Stock Incentive Plan" on page 42.

     The minimum purchase for any investor is 500 shares of our common stock, unless we, in our sole discretion, accept a subscription for a lesser number of shares. We will not accept any subscription for more than 100,000 shares of our common stock without the prior approval of our board of directors. The purchase price of $10.00 per share must be paid in full upon signing and delivering a subscription agreement. A subscription agreement for your use is attached to this prospectus as Appendix B.

     We must receive your subscription for shares before midnight, Eastern Standard Time, on November 30, 2006, unless we sell all of the shares earlier or we terminate or extend the offering. We reserve the right to terminate the offering at any time or to extend the expiration date for up to two consecutive 90-day periods, up to May 27, 2007. Extension of the expiration date will likely cause an increase in our expenses. We intend to inform all subscribers of any extensions of the offering, but we do not have to give you notice prior to the extension. If we extend the offering subscriptions we have already accepted will still be binding.

     All subscriptions will be binding on the subscriber and may not be revoked except with our consent. We reserve the right to cancel or reject any or all subscriptions before or after acceptance until the proceeds of this offering are released from escrow. We may also allocate shares among subscribers if the offering is oversubscribed. In deciding which subscriptions to accept, we may take into account many factors, including:

  whether the subscriber is a resident of the PSA;

  the order in which subscriptions are received;

  a subscriber's potential to do business with or to direct customers to the bank; and

  our desire to have a broad distribution of stock ownership.

     If we reject any subscription, or accept a subscription but subsequently elect to cancel all or part of the subscription, we will refund the amount remitted for shares for which the subscription is rejected or canceled with interest. We will issue certificates for shares which have been subscribed and paid for promptly after we receive the funds out of escrow

     Prior to this offering, there has been no established public trading market for our common stock or the warrants, and we do not anticipate that an established market will develop. The offering price has been arbitrarily determined and is not a reflection of our book value, net worth or any other such recognized criteria of value. In determining the offering price of our common stock, our organizers considered, among other factors, prevailing market conditions and comparable de novo bank holding company capitalizations. There can be no assurance that, if a market should develop for our common stock, the post-offering market price will equal or exceed our $10.00 offering price.

Conditions of the Offering

     This offering is expressly conditioned upon the fulfillment of the following conditions. The offering conditions, which may not be waived, are as follows:

  at least $12,500,000 must be deposited with our escrow agent, Nexity Bank;

  we must receive approval of the Bank's deposit insurance application from the FDIC;

  we must receive approval from the Federal Reserve and the Georgia Department of the Company's application to become a bank holding company; and

  we must not have canceled this offering prior to the time funds are withdrawn from the subscription escrow account.

Escrow of Subscription Funds

     Until all of the above offering conditions have been met, all subscriptions and documents delivered by subscribers will be placed in an escrow account with Nexity Bank. Under the terms of the escrow agreement, a copy of which is attached as Appendix A, if all of the offering conditions are met, we will certify this fact to the escrow agent, and the escrow agent will release all funds to us, together with interest earned thereon less the escrow agent's fees and expenses.

     Specifically, prior to the release of the funds from the escrow account, the escrow agent will invest the funds in interest-bearing bank accounts, including savings accounts and bank money market accounts, short-term direct obligations of the United States Government and/or in short-term FDIC insured bank certificates of deposit, and will use any interest earned to pay the escrow agent's fees and expenses. We will invest all funds obtained after the release of the funds from the escrow account and before we infuse capital into the Bank in a similar manner. We will use the offering proceeds to purchase all of the capital stock of the Bank, to repay certain expenses incurred in our organization and for working capital purposes. See "Use of Proceeds" on page 21.

     If the offering conditions are not met by November 30, 2006, unless we notify the escrow agent of an extension, the escrow agent will promptly return to subscribers their subscription funds together with their proportionate share of the aggregate interest earned less the escrow agent's fees and expenses. If the offering conditions are not satisfied, the expenses incurred by the Company will be borne by our organizers and not by subscribers.

No assurance can be given that the funds in the escrow account can or will be invested at the highest rate of return available or that any profits will be released from the investment of these funds.

     If all of the offering conditions are satisfied, and we withdraw the funds from the subscription escrow account, all profits and earnings on the account will belong to the Company. If the minimum offering of 1,250,000 shares of common stock are sold before the expiration date, a minimum closing will be held. At that minimum closing, the funds will be released from the escrow account to the Company and subscribers to this offering will become shareholders of the Company. Thereafter, subscribers' funds will be paid directly to the Company, rather than the escrow agent, upon acceptance.

     Nexity Bank, by accepting appointment as escrow agent under the escrow agreement, in no way endorses the purchase of our common stock.

Failure to Obtain Final Approvals

     Although we believe it is unlikely, it is possible that subscribers whose funds were originally placed in the escrow account may lose a portion of their investment because while we may be able to fulfill the conditions of this offering, and thus be able to withdraw funds from the escrow account, we may fail to obtain final regulatory approvals from the Georgia Department, FDIC or the Federal Reserve. When the conditions of this offering are met and funds are withdrawn from the escrow account, shares of our common stock will be issued to subscribers whose funds had been deposited in the escrow account. At that time, we will have received preliminary regulatory approvals and have begun banking operations but will not have satisfied the conditions imposed by the regulatory authorities for obtaining final approvals.

     Other than capitalizing the Bank with at least $11,500,000, obtaining final charter approval will be based on meeting various requirements, such as passing a pre-opening examination. Because of our experienced management team, we expect we will have little difficulty satisfying these requirements. In addition, even though we will have received the approvals of the Federal Reserve and the Georgia Department with respect to the Company being able to operate as a bank holding company prior to withdrawing funds from the escrow account, these approvals will contain certain conditions that will not be able to be fulfilled until the Bank is capitalized and is near opening. We expect these conditions will be procedural in nature and capable of prompt resolution.

     However, in the event our assumptions are incorrect and we are unable to obtain one or more of the final approvals after funds have been withdrawn from the escrow account, we will seek shareholder approval for dissolution and liquidation. Upon liquidation, we will promptly return to shareholders all funds, with interest, less all expenses of liquidation and all organization and pre-opening expenses incurred by us. It is possible that the amount returned to shareholders may be further reduced by amounts paid to satisfy claims of creditors, as discussed below.

     Once we issue shares to subscribers, the offering proceeds will be considered part of our general corporate funds and may be subject to the claims of our creditors, including claims against us that may arise out of actions of our officers, directors, or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the offering. If such an attachment occurred and it became necessary to dissolve and liquidate the Company, the payment process might be delayed. Further, if it became necessary to pay creditors from the subscription funds, the payment to shareholders might be further reduced.

Purchases by Organizers and Directors

     Our organizers and directors intend to purchase 378,000 shares of our common stock in this offering, which will constitute approximately 30.24 % of the 1,250,000 shares to be outstanding upon completion of the minimum offering or approximately 18.90% of the 2,000,000 shares to be outstanding if the maximum number of shares is sold. All purchases of shares by our organizers and directors will be made at the same public offering price, $10.00 per share, as that paid by other investors and will count toward achieving the minimum offering. In addition, our organizers reserve the right if necessary, to purchase additional shares if it is necessary for us to satisfy the minimum offering condition. Our organizers and directors have represented to the Company that their purchases will be made for investment purposes only and not with a view to resell their shares.

     Our organizers have undertaken significant risks in assisting in our organization. These risks include advancing $160,000 in cash and guaranteeing the organizational line of credit obtained from Nexity Bank, in the amount of $750,000. In consideration for taking these risks and for their willingness to serve as directors of the Company and the Bank, our organizers and directors will be granted, when the Bank opens for business, and subject to regulatory approval, Organizer and Director Warrants.

     The aggregate number of aggregate Organizer and Director Warrants will not exceed 377,500. This number corresponds to the minimum number of shares of our common stock the organizers and directors intend to purchase in the Offering, i.e. 378,000, less 500, which corresponds to the 500 shares among the 378,000 intended to be purchased by Charles H. Gordon, Jr. Mr. Gordon, one of our organizers and directors, did not participate in making the $160,000 advance and the guarantee of the organizational line of credit and has declined the receipt of any of the Organizer and Director Warrants. The aggregate number of Organizer and Director Warrants will not exceed 377,500 even if our organizers and directors ultimately purchase in the aggregate more than 378,000 shares.

Moreover, if any of the organizers and directors ultimately purchases less than the number of shares shown against his name in the table on page 37, he will be granted one Organizer and Director Warrant less for each share he fails to purchase. Because no organizer or director may be granted a number of Organizer and Director Warrants which exceeds the number of such warrants shown against his name in such table, regardless of the number of shares he purchases, Organizer and Director Warrants not granted to one organizer and director may not be granted to any other organizer and director.

     As among the aggregate number of Organizer and Director Warrants, the aggregate number of Organizer Warrants will be equal to the total sum of organizational and pre-opening expenses actually incurred by the Company and the Bank divided by ten. These expenses will have been funded through the $160,000 in advances and the pre-organizational loan. Thus, for example, if the $854,500 projected amount of such expenses as shown in the first bullet under "Use of Proceeds" on page 6, financed through the $160,000 advance and $694,500 in proceeds from the line of credit, were to end up the ultimate actual such amount, the aggregate number of Organizer Warrants would be 85,450. The aggregate number of Director Warrants would then be 292,050 = (377,500 - 85,450).

     As regards each organizer and director (other than Mr. Gordon), at the time the bank opens his share of the Organizer Warrants will be determined on the basis of the actual amount he has at risk, at the time the Bank opens, with respect to the total organizational and pre-opening expenses. The amount at risk will be equal to the sum of the portion of the $160,000 in advances he actually made and his proportionate share of the total amount then due under the pre-organizational line of credit. Thus, assuming the projected $854,500 is the total sum of the organizational and pre-opening expenses, and assuming that an organizer and director contributed $20,000 of the $160,000 in advances and guaranteed one-twelfth (there are twelve organizers other than Mr. Gordon) of the $694,500 of the line of credit, the number of Organizer Warrants to be granted to him would be 59,876 = (20,000 + (694,500/12)/10). The number of Director Warrants to be granted to such organizer and director would then be computed as follows:
Number of shares of common stock purchased by the organizers and director in the offering	less	Number of Organizer Warrants allocated to the organizer/ director	=	Number of Director Warrants allocated to the organizer/director

     The Organizer and Director Warrants will provide our organizers and directors with the opportunity to profit from any future increase in the market value of our common stock or any increase in the net worth of the Company without paying for the warrant shares initially. The approximately one-to-one ratio between the anticipated number of shares to be purchased by our organizers and the number of Organizer and Director Warrants to be issued to them was determined after considering a number of factors. The principal factors we considered were the financial risk undertaken in guaranteeing our line of credit, prevailing market conditions, comparable de novo bank holding company capitalizations and regulatory restrictions imposed by the FDIC.

     Each Organizer Warrant will be immediately vested and will be initially exercisable on the date on which the Bank opens for business. Each Director Warrant, on the other hand, will be vested and exercisable on each of the first, second and third anniversary of the grant to the extent of 33.3% of the shares of our common stock covered by the warrant. Each Organizer and Director Warrant will expire ten years after the date on which the Bank opens for business. The exercise price of each Organizer and Director Warrant, which will not be less than the fair market value of our common stock at the time of grant, is estimated to be $10.00 for each share purchased under the warrant, subject to adjustment for stock splits, recapitalizations or other similar events. As previously stated, any future exercise of the Organizer and Director Warrants will reduce your percentage ownership interest in the Company.

PLAN OF DISTRIBUTION

General

     Offers and sales of the common stock will be made primarily by our officers and directors, who will be reimbursed for their reasonable expenses but will not receive commissions or other remuneration. We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1.

     We have also entered into an agreement with SAMCO to act as our sales agent for this offering. SAMCO is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. SAMCO will act on a "best efforts" basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution. We have agreed to pay SAMCO a fee of $35,000 per four week period following commencement of the offering and we will reimburse SAMCO for certain of its expenses incurred during the offering process. We estimate that these expenses will equal approximately $187,000, including fees and expenses, over a four (4) month period. SAMCO has also agreed to serve as the qualifying broker-dealer in those states in which we elect to sell shares that require that all sales be made through a registered broker-dealer.

    SAMCO has not prepared any report or opinion constituting a recommendation to us or to any subscribers for our common stock, nor has SAMCO prepared an opinion as to the purchase price or terms of the offering.

     We intend to sell most of our shares to individuals and businesses in the PSA and the surrounding area who share our desire to support a new local community bank. Our organizers will also offer our common stock to some of their personal contacts outside of this area. We will contact prospective investors through a combination of telephone calls, mail, and personal visits and meetings.

     We have agreed to indemnify SAMCO, and persons who control SAMCO, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that SAMCO may be required to make in respect of these liabilities.

     Prior to this offering, there has been no public market for the shares. We do not expect a liquid market for our common stock to develop for several years, if at all. In general, if a secondary market develops, the shares other than those held by affiliates will be freely transferable in the market. See "Description of Capital Stock - Shares Eligible for Future Sale" on page 46.

How to Subscribe

     If you desire to purchase shares of our common stock, you should:

  Complete, date, and execute the subscription agreement you received with this prospectus;

  Make a check, bank draft, or money order payable to "Nexity Bank, Escrow Account for First Citizens Financial Corporation," in the amount of $10.00 times the number of shares you wish to purchase; and

  Deliver the completed subscription agreement and check to us at the following address:

First Citizens Financial Corporation
Attention: Charles M. Buckner
P.O. Box 809
Dawsonville, Georgia 30534-0017

     No subscription agreement is binding until accepted by the Company, which may, in its sole discretion, refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. Rejected subscriptions, in whole or in part, will be returned to the subscriber without interest.

     If you have any questions about this offering or how to subscribe, please call Charles M. Buckner at
(706) 216-5900 or (678) 643-4639. If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

     Determination of Offering Price

     We were only recently formed and the Bank is in the process of being organized. Therefore, the public offering price could not be set by referencing historical measures of our financial performance. In addition, prior to this offering, there has been no public market for our common stock. Therefore, the public offering price may not indicate the market price for our stock after this offering. The offering price of $10.00 per share in this offering has been arbitrarily determined by our organizers based on several factors, including prevailing market conditions and comparable de novo bank holding company capitalizations. In the event a market should develop for our common stock after completion of this offering, there can be no assurance that the market price will not be lower than the offering price in this offering.

     The Organizer Warrants, Director Warrants and the options to be granted to Mr. Richardson, our consultant, are being issued for risks undertaken, current and further services as directors and services currently rendered. Typically, the exercise price of such derivative securities is fixed at fair market value of the underlying equity security at the time of grant. Consistent with this principle, the organizers fixed the exercise price of these securities at what was determined to be the fair market value of the common stock, i.e. the offering price of $10.00 per share.

     The $12.50 exercise price of the Shareholder Warrants is designed to reflect the proposition that the purpose of such warrants is to provide the Company with a ready-made source of additional capital as it may need such capital within the next three years. The fair market value of our common stock in three years was internally estimated to increase by 25%, i.e. to $12.50. Thus, the exercise price of the Shareholder Warrants was fixed at $12.50 per share.

USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $12,100,000 if we sell the minimum amount of 1,250,000 shares of common stock in the offering, and up to approximately $19,600,000 if we sell the maximum amount of 2,000,000 shares of common stock in the offering, after deducting estimated organizational and offering expenses and the sales agent's fee. Our organizers have made advances for us in the aggregate amount of $160,000. Also, we have undertaken the approximately $1.3 million land loan and established a line of credit in the amount of up to $750,000, the land loans bearing interest at prime and the line of credit prime minus 0.50%, of which we estimate we will owe $1,344,000 and $694,500, respectively, on the date the proceeds of the offering are released to us from escrow. All of these funds will have been used to pay pre-opening expenses of the Company and the Bank prior to the completion of the offering. We intend to pay these advances and pay off the land loan and the line of credit with the proceeds we receive from this offering and the reimbursement from the Bank for the approximately $1,798,500 = (1,344,000 + 454,500) we will have paid for the land (including carrying charges for four months) and in pre-opening expenses on behalf of the Bank. We believe that the minimum proceeds of $12,100,000 from the offering will satisfy the cash requirements for more than the next 12 months for both the Company and the Bank. The following two paragraphs describe the proposed use of proceeds by the Company and the Bank.

 Use of Proceeds by the Company

     As shown, subject to regulatory approval, we will use $11,500,000 to capitalize the Bank if we complete the minimum offering. We will also capitalize the Bank with at least 50% of any amounts we raise in excess of $14,000,000. We will initially invest the remaining proceeds in United States government securities or deposit them with the Bank. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to the Bank, if necessary. We may also use the proceeds to expand, for example by opening additional facilities or, eventually, acquiring other financial institutions.
	Minimum Offering 1,250,000 shares	Mid-Range Offering 1,625,000 shares	Maximum Offering 2,000,000 shares
Gross proceeds from offering	$12,500,000	$16,250,000	$20,000,000
Sales agent's fee(1)	187,000	187,000	187,000
Offering expenses of the Company(2)	213,000	213,000	213,000
Investment in capital stock of the Bank (3)	11,500,000	12,625,000	14,500,000
Remaining proceeds	$ 600,000	$ 3,225,000	$ 5,100,000

__________

  This fee is based upon an agreement with SAMCO pursuant to which SAMCO will have been paid $35,000 in fees and up to $8,000 in expenses per each four (4) weeks over a four (4) month period, plus up to $15,000 in legal expenses incurred by SAMCO.

  These expenses include (i) the registration fee paid to the SEC, (ii) printing and engraving fees, (iii) legal fees and expenses, (iv) accounting fees, (v) state securities filing fees and expenses, and (vi) other miscellaneous disbursements. The total amount is an estimate, and the actual amount of any of these fees may differ from the respective estimate.

  This amount represents the funds we will use to capitalize the Bank from which the Bank will reimburse the Company for the approximately $1,344,000 cost of the land and $454,500 in pre-opening expenses incurred by the Company on behalf of the Bank, and is equal to $11,500,000, plus 50% of any amount in excess of $14,000,000 we receive in the offering. For additional information, See "Use of Proceeds by the Bank" below.

Use of Proceeds by the Bank

     The following table shows the anticipated use of the proceeds by the Bank. All proceeds received by the Bank will be in the form of an investment in the Bank's capital stock by the Company as described above. The estimated organizational and pre-opening expenses of the Bank of $454,500 will be incurred from the commencement of this offering through the opening of the Bank. We will pay for these expenses with advances made by our organizers, and with our existing line of credit, until we break escrow, a condition of which is attaining the minimum offering.

     As shown in the table, subject to regulatory approval, the Bank will use the proceeds net of such expenses to:

  To pay for the land intended to be used for the main banking office;

  If a satisfactory build-to-suit arrangement is not arrived at, to build the main bank office building;

  Rent the temporary modular facility and the north Forsyth County full-service branch during the first year of operation.

  Acquire the necessary furniture fixtures and equipment;

  Using the remaining proceeds, make loans, purchase securities and other investments, pay salaries, marketing and advertising expenses and fees to the various vendors and service providers, and otherwise to conduct the core business of the Bank.

     Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. We also plan to open a branch office in Lumpkin County, Georgia, during the fourth year of opening of the Bank, contingent upon approval by the Georgia Department and the FDIC. We do not have any other definitive plans for expansion.
	Minimum Offering 1,250,000 shares	Mid-Range Offering 1,625,000 shares	Maximum Offering 2,000,000 shares
Investment by First Citizens Financial Corporation, Inc. in the Bank's capital stock	$11,500,000	$12,625,000	$14,500,000
Organizational and pre-opening expenses of the Bank(1)	(454,500)	(454,500)	(454,500)
Furniture, fixtures and equipment(2)	(599,000)	(599,000)	(599,000)
Cost to lease the Forsyth County branch office during first year of operation	($25,600)	($25,600)	($25,600)
Cost of temporary modular facility	($57,000)	($57,000)	($57,000)
Cost of the land and main office building(3)	(3,294,000)	(3,294,000)	(3,294,000)
Remaining proceeds(4)	$7,069,900	$8,194,900	$10,069,900

  Organizational costs are primarily consulting fees related to the incorporation and organization of the bank. Pre-opening costs are primarily employees' salaries and benefits, and other operational expenses related to the preparation for the bank's opening. These costs were incurred by the Company on behalf of the Bank and will be reimbursed to the Company by the Bank when escrow is broken.

  The amounts shown are estimates. The actual amounts may differ from the estimates.

  Consists of approximately $1,344,000 cost of the land and $1,950,000 in construction costs of the 10,000 square foot building, including site work.

  If the Bank were to reach a satisfactory build-to-suit arrangement, we estimate that the rent for the main bank office during the first year of operation to be $61,500. Accordingly, the remaining proceeds would increase by $3,232,500 (3,294,000 - 61,500), i.e. to $10,302,400, $11,427,400 and $13,302,400, respectively.

CAPITALIZATION

     The following table shows our capitalization as of July 31, 2006, and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 1,250,000 and a maximum of 2,000,000 shares of our common stock in this offering. On or about April 30, 2006, Charles M. Buckner, our President and Chief Executive Officer, agreed to purchase ten shares of our common stock at a price of $10.00 per share. We will redeem these shares for $10.00 per share upon the issuance of shares in this offering. The number of shares showed as outstanding after giving effect to this offering does not include shares of our common stock issuable upon the exercise of any Shareholder, Organizer or Director Warrants, or any of the stock options the grant of which is described in this Prospectus. For additional information regarding the number and terms of those warrants and options, See "Description of Capital Stock of The Company - Organizer and Director Warrants" on page 45, and "Executive Compensation" on page 40.

		Actual	As Adjusted for Minimum Offering	As Adjusted for Maximum Offering
Shareholders' equity actual and as adjusted
Preferred stock, no par value per share; 5,000,000 shares authorized; no shares issued and outstanding		$-0-	$-0-	$-0-
Common stock, $.01 par value per share; 50,000,000 shares authorized; 1,250,000 shares issued and outstanding as adjusted (minimum offering); 2,000,000 shares issued and outstanding as adjusted (maximum offering)		$-0-	$12,500	$20,000
Common stock subscription receivable		$(100)	$-0-	$-0-
Additional paid-in capital		$100	$12,487,500	$19,980,000
Deficit accumulated during the development stage		$(336,492)(1)	$(854,500)(2)	$(854,500)(2)
Total shareholders' equity (deficit)	$	N/A	$11,645,500	$19,145,500
Book Value per share (3)			$9.32	$9.57
Dilution			$.68	$.43

  This deficit reflects pre-opening expenses incurred through July 31, 2006, consisting primarily of professional and consulting fees and salaries and benefits.

  The "As Adjusted" accumulated deficit results from estimated organizational and pre-opening expenses of $854,500 for the Company and the Bank to be incurred through the Bank's target opening date late in the fourth quarter of 2006. Actual organizational and pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

  After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $.68 if we sell 1,250,000 shares and $.43 if we sell 2,000,000 shares, resulting from the recognition of pre-opening and offering expenses.

DIVIDENDS

     In light of regulatory restrictions, our anticipated losses during our first few years of operations and the need for us to retain and build capital, we plan to reinvest earnings and not pay dividends for the next several years. We will initially have limited sources of income other than dividends paid to us by the Bank. Our ability to pay dividends to our shareholders will therefore depend largely on the Bank's ability to pay dividends to us. In the future, we may begin income-producing operations independent from those of the Bank, which may provide alternative sources of income from which we may pay dividends to you. However, we can give you no assurance as to when, if at all, these operations may begin or whether they will be profitable.

     Bank holding companies and state chartered banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions, our anticipated losses during our first few years of operations and our need to retain and build capital, our board of directors plans to reinvest earnings for the period of time necessary to support successful operations. As a result, we do not plan to pay dividends until we recover any losses incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements and financial condition and on other factors that our board of directors considers relevant.

     Additionally, regulatory authorities may determine, under circumstances relating to the financial condition of the Company or the Bank, that the payment of dividends would be an unsafe or unsound practice and may prohibit dividend payment. See "Supervision and Regulation - Payment of Dividends" on page 55.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

General

     We are in the development stage and will remain in that stage until this offering is completed. The Company was incorporated on May 5, 2005 to serve as a holding company for the Bank. Throughout our organization, our main activities have been:

  seeking, interviewing and selecting our officers;

  preparing our business plan;

  applying for a state bank charter under the laws of the State of Georgia;

  applying for FDIC deposit insurance;

  applying to become a bank holding company;

  identifying the sites for our banking facilities; and

  raising equity capital through this offering.

Financial Results and Plan of Operation

     From May 5, 2005, the date we began our organizational activities, through July 31, 2006, our net loss amounted to $336,492. Our estimated net loss for the period from August 1, 2006 through November 30, 2006, the anticipated opening date of the Bank, is $518,008. Our estimated net loss for the period from May 5, 2005 through November 30, 2006 is $854,500. The losses set forth above are attributable to the following estimated expenses:

	May 5, 2005- July 31, 2006	Aug. 1, 2006- Nov. 30, 2006	May 5, 2005- Nov. 30, 2006
Employee compensation and benefits	63,653	228,147	291,800
Consulting and professional fees	218,708	184,892	403,600
Occupancy expense	1,900	7,100	9,000
Telephone expenses and supplies	-0-	6,000	6,000
Interest expense	8,549	40,551	49,100
Marketing and printing expense	8,118	36,882	45,000
Application fees	23,085	1,915	25,000
Other pre-opening expenses	17,479	12,521	30,000
Less income realized	(5,000)	-0-	(5,000)
Total	336,492	518,008	854,500

     Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the discussion of our financial condition. See "Index to Financial Report" on page F-1.

     We expect to complete our organizational activities and begin banking operations late in the fourth quarter of 2006, or, possibly, in the first quarter of 2007, when the Bank will open a temporary modular facility on an approximately 2.0 acre site at Georgia Highway 400 and Carlisle Road in Dawsonville, Georgia, our proposed future main office and the proposed bank's main office. The Bank will lease the temporary modular facility. The building, the construction of which we expect would be completed approximately 9 months after the bank opens, will be a free-standing office building, containing 10,000 square feet, with 40 parking spaces. The Bank plans to open a branch within the first year of operations. The branch site is to be located near the intersection of Georgia Highway 306 and GA Highway 369, Cumming, GA 30041, in Forsyth County.

     We will incur substantial expenses in establishing the Bank as a going concern, and we can give you no assurance that we will be profitable or that future earnings, if any, will meet the levels prevailing in the banking industry. Typically new banks are not profitable in their first year of banking operations and, in some cases are not profitable for several years. Once we begin banking operations, our future results will be determined primarily by our ability to manage effectively interest income and expense, to minimize loan and investment losses, to generate non-interest income, and to control non-interest expenses. Since interest rates will be determined by market forces and economic conditions beyond our control, our ability to generate net interest income will be dependent upon our ability to maintain an adequate spread between the rate earned on earning assets, such as loans and investment securities, and the rate paid on interest-bearing liabilities, such as deposits and borrowing.

     For more information about our plan of operations, See "Our Proposed Business" on page 29. This discussion includes a description of our proposed strategies, market area, competition, products and services.

Liquidity and Interest Rate Sensitivity

     Organizational Period. During our organizational period, our cash requirements have consisted principally of funding our pre-opening expenses, described above, as well as minor capital expenditures for the acquisition of the site for our initial main office facility.

     Since May 5, 2005, our pre-opening expenses have been funded through advances from the organizers. They will continue to be funded through an organizing line of credit from Nexity Bank. The total amount available on the line of credit is $750,000, of which $198,083 was outstanding at July 31, 2006. Our organizers have guaranteed the full amount of this loan, which bears interest at 0.50 % less than the prime rate as published in the Money Rates section of The Wall Street Journal, and is due in May 2007. We plan to repay the advances and the line of credit after the close of this offering by using a portion of the proceeds of the offering. See "Use of Proceeds" on page 21.  After all of the conditions to the offering have been satisfied, Nexity Bank will have released funds from the subscription escrow account to us.

     We expect to complete our organizational activities and begin banking operations late in the fourth quarter of 2006, or, possibly, in the first quarter of 2007. Any delay in beginning our banking operations will increase our pre-

opening expenses and postpone our realization of potential revenues. Such a delay may occur as a result of, among other things, delays in receiving requisite regulatory approvals or our inability to achieve the minimum offering of $12,500,000. In the event we experience an extended delay in beginning our banking operations, we may be required to seek additional borrowings, whether through an increase in the amount available under our existing lines of credit with Nexity Bank, or through an additional organizing line of credit with another bank. There can be no assurance that we will be able to obtain such financing on satisfactory terms.

     Commencement of Banking Operations. Since we have been in the development stage, there are no operating results to present at this time. Nevertheless, once we begin banking operations, net interest income, our primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure our balance sheet so we will have regular opportunities to "reprice" or change the interest rates on our interest-bearing assets and liabilities. Imbalance in these repricing opportunities at any point in time constitutes interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize our overall interest rate risks.

     We will evaluate regularly our balance sheet's asset mix in terms of several variables, including yield, credit quality, appropriate funding sources and liquidity. To effectively manage our balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

     As we continue to grow, we will restructure our rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Our Asset/Liability/Investment Committee will meet on a quarterly basis to develop a strategy for the upcoming period.

     For an operating bank, liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. Initially, we expect that a portion of the net proceeds of the offering will be available for working capital purposes and will provide funds for these purposes. See "Use of Proceeds" on page 21. In addition, we can obtain these funds by converting assets to cash or by attracting new deposits. Through our banking operations, our ability to maintain and increase deposits will serve as our primary source of liquidity. To provide additional sources of liquidity, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply for membership to the Federal Home Loan Bank of Atlanta.

     Other than this offering and as discussed above, we know of no trends, demands, commitments, events or uncertainties that should result in, or are reasonably likely to result in, our liquidity increasing or decreasing in any material way in the foreseeable future.

   Capital Adequacy

     There are now two primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital guidelines and (ii) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock, and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8%, with at least 4% consisting of tier 1 capital. For the first three years of operation, the Bank will be required to maintain an 8% tier 1 capital ratio.

     The second measure of capital adequacy relates to the leverage ratio. The FDIC has established a 3% minimum leverage ratio requirement. The leverage ratio is computed by dividing tier 1 capital into total assets. In the case of the Bank and other banks that are experiencing growth or have not received the highest regulatory rating from their primary regulator, the minimum leverage ratio should be 3% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

     We believe that the net proceeds of this offering will satisfy our capital requirements for at least the next 12 months following the opening of the Bank. We believe all anticipated material expenditures for this period have been identified and provided for out of the proceeds of this offering. For additional information about planned expenditures, See "Use of Proceeds" on page 21. For additional information about our plan of operations, See "Our Proposed Business" on page 29.

Recently Issued Accounting Standards

     The following is a summary of recent authoritative pronouncements that affect our accounting, reporting, and disclosure of financial information.

     In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. We intend to adopt this standard upon opening of the Bank.

     In April 2005, the Securities and Exchange Commission's Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin ("SAB") No.107 to provide guidance regarding the application of SFAS No.123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No.123(R) and certain SEC rules and regulations, as well as the staff's views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No.123(R).

     In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29." The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on our financial position or results of operations.

     In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3". SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

     In March 2004, the FASB issued Emerging Issues Task Force ("EITF") Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of this Issue were effective for annual financial statements for fiscal years ending after December 15, 2003.

     The recognition and measurement guidance in paragraphs 6-20 of this Issue was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position ("FSP") on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1 - "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." This final guidance eliminated paragraphs10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of the Company) and will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. We have evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

     In December 2005, the FASB issued FSP SOP 94-6-1, "Terms of Loan Products that May Give Rise to a Concentration of Credit Risk." The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity's exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including "information about the (shared) activity, region, or economic characteristic that identifies the concentration." The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

     This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005.

     Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

OUR PROPOSED BUSINESS

Background

     The Company. The Company was incorporated as a Georgia corporation on May 5, 2005, to serve as a bank holding company for the Bank. Having received conditional approval of the Bank's charter application, and after we receive conditional approval of the application for deposit insurance from the FDIC, we plan to apply to the Federal Reserve and the Georgia Department for approval to capitalize the Bank. Upon receiving all necessary regulatory approvals, we will become a bank holding company within the meaning of the Bank Holding Company Act when we purchase the Bank's common stock. We plan to use $11,500,000 of the net proceeds of this offering to capitalize the Bank. In return, the Bank will issue all of its common stock to us, and we will be its sole shareholder. Initially, the Bank will be our sole operating subsidiary. See "Supervision and Regulation" on page 51.

    The Company has been organized to make it easier for the Bank to serve its future customers. The holding company structure provides flexibility for expanding our banking business by possibly acquiring other financial institutions and providing additional capital and banking-related services. A holding company structure will make it easier for us to raise capital for the Bank because we will be able to issue securities without the need for prior banking regulatory approval and the proceeds of debt securities issued by the holding company can be invested in the bank as primary capital.

     The Bank. On May 21, 2006, we filed applications on behalf of the Bank with the Georgia Department to organize as a state bank and with the FDIC to obtain insurance for the Bank's deposits. The charter application was approved by the Georgia Department on September 15, 2006. We expect to receive the FDIC's conditional approval in the next several weeks. The Bank will not be authorized to conduct its banking business until it obtains final approval, i.e. a charter from the Georgia Department. The issuance of the charter will depend, among other things, upon the Bank's receipt of at least $11,500,000 in capital from the Company and upon compliance with certain other conditions imposed by the Georgia Department. These conditions are generally designed to familiarize the Bank with Georgia state bank operating requirements and to prepare it to begin business operations. We expect the Bank will open for business late in the fourth quarter of 2006 or, possibly, in the first quarter of 2007.

Market Opportunities

     Primary Service Area. The Bank will have a primary service area consisting of Dawson County in its entirety. Within the first year of operations we plan to open a branch office in north Forsyth County, Georgia, and our PSA will be expanded to include that office at that time, subject to regulatory approval. Our main office in Dawsonville will be located approximately 60 miles northeast of the Georgia State Capitol. During the fourth year of operations, the Company plans to apply for and, if approved, open a second branch office to be located in Lumpkin County, Georgia. The timing and location of all bank offices will be dependent upon market conditions, bank performance and need. The PSA is located approximately 47 miles from downtown Atlanta.

     Economic and Demographic Factors. According to the U.S. Census Bureau, the estimated population of Dawson County was 19,731 in 2005, with an Average Annual Growth Rate from 2000 to 2004 of 3.94%, more than twice the rate of 1.86% for the State of Georgia. According the same statistics, the Dawson County population grew from April 1, 2000 to July 1, 2005 by 23.3%. The U.S. Census Bureau projects that the population of Dawson County will continue to grow over the next several years, with a projected population of 21,623 by 2009, with an Average Annual Growth Rate of approximately 3.35%, while the Average Annual Growth Rate for the State of Georgia is projected to be 1.67% over the same period. The national Annual Average Growth Rate is projected to be 1%. The U.S. Census Bureau also estimates that the population of Forsyth County was 140,393 in 2005 and grew 42.7% from 2000 to 2005. According to Claritas, Inc., the estimated number of housing units within Dawson County was 8,400 in 2004. In 2004, according to Claritas, Inc., the estimated per capita personal income for Dawson County was $25,669, which compares favorably to Georgia's per capita income of $22,791, according to the 2004 American Community Survey. According to U.S Census Bureau, the estimated number of housing units within Forsyth County was 48,580 in 2004. In 1999, according the U. S. Census Bureau, the estimated per capita personal income for Forsyth County was $29,114.

The relevant figures relating to Median Family Income in 1999, according to the U. S. Census Bureau, were:

Dawson County	$52,320
Forsyth County	$74,003
Georgia	$49,280

     Industry, Labor and Employment. According to the Georgia Department of Labor, there are 551 businesses located in Dawson County and 3,508 businesses are located in Forsyth County. Dawson County has approximately 398 service firms, 128 retail trade businesses, 89 construction firms and approximately 30 manufacturing firms, while Forsyth County had approximately 2,583 service firms, 286 retail trade businesses, 669 construction firms and 208 manufacturing firms.

     According to the Georgia Department of Labor, in 2002, the service sector, which includes professional, management, business, financial and other services, and sales and office, represents the largest employment sector, providing 67.6% of Dawson County jobs. The other significant employment sectors in Dawson County are the construction and manufacturing and transportation sectors, providing 31.7% of Dawson County's jobs. According to the Georgia Department of Labor, the largest employers in Dawson County, excluding government agencies, are Kroger Corporation, Etech, Inc., and J&M Laboratories, Inc.

     We believe that Dawson County presents a growing and diversified economic environment that will support the Bank's formation. As a community bank, the Bank will be designed to serve the needs of the citizens and businesses within this growing economy.

     Competition. The banking business is highly competitive. The Bank will compete with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in its primary service areas. As of June 30, 2005, the latest date for which information is available, Dawson County was served by 6 insured financial institutions operating a total of 8 retail branches. A number of these competitors are well established in our Primary Service Area. The following table illustrates the deposit base and market share of the financial institutions located in Dawson County as of June 30, 2005.

Dawson County Deposit Base and Market Share Information as of June 30, 2005

Financial Institution	Offices	Deposits ($000)	Increase in Deposits since 6/30/2004	Market Share
Bank of America	1	$5,524	19.3%	1.5%
Branch Bank & Trust	1	41,816	3.1%	11.7%
Chestatee State Bank	2	128,829	-.6%	36.1%
Mountain State Bank	1	49,443	63.9%	13.9%
Regions Bank	1	5,935	N/A	1.7%
United Community Bank	2	125,052	12.8%	35.1%
Totals	8	$356,599	12.9%	100%

    We will compete directly with many of the institutions named in the table above. Additionally, we anticipate further competition as existing institutions in the market expand their branch networks or as institutions from other markets branch into our Primary Service Area.

     We recognize that most of our competitors have substantially greater resources and lending limits than we will have and provide other services, such as extensive and established branch networks and trust services, which we do not expect to provide initially. As a result of these competitive factors, we may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers. However, we will attempt to minimize these competitive factors and attract new banking relationships by offering our customers a personalized approach to banking.

     As shown in the table above, a number of large national and regional institutions have entered or expanded in our two primary service areas as a result of the acquisition of smaller community banks. A number of these large national and regional institutions are well established within our two primary service areas, holding over 45% of deposits within Dawson County area as of June 30, 2005.

     With respect to these large national and regional institutions, many of the customer service functions, as well as authority for loan approval, are located outside of our two primary service areas. We believe an attractive opportunity exists for a new bank that positions itself as a locally-owned community bank headquartered in Dawson County. We intend to differentiate the Bank from our competitors primarily through our active calling programs for directors and officers, our involvement in the communities we serve, the quality and experience of our staff and our convenient office locations.

Philosophy and Strategy

     Our philosophy will be to operate as a community bank emphasizing prompt, personalized customer service to the individuals and businesses located in our PSA. We have adopted this philosophy in order to attract customers and acquire market share now controlled by other financial institutions in our Primary Service Area. Accordingly, to carry out our philosophy we have developed a business strategy involving the following key elements:

  Experienced Senior Management. Charles M. Buckner, our chief executive officer, as well as the two other designated members of our senior executive team, Michael T. Underwood and James E. Bullard, possesses extensive banking experience in Metropolitan Atlanta and substantial business and banking contacts in Dawson County and Forsyth County. See "Management" on page 37.

  Quality Employees. We intend to hire highly trained and seasoned staff, preferably with existing customer relationships established through prior banking experience. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can not only resolve the customer's banking related questions, but can also suggest products and services that may be of interest to the customer. We are committed to hiring experienced and qualified staff, although this may result in higher personnel costs than are typically experienced by similar financial institutions

  Community-Oriented Board of Directors. A portion of the boards of directors of the Company and the Bank will consist predominately of long time residents of our PSA and will be sensitive and responsive to the needs of the communities we serve. Additionally, our board of directors will represent a wide array of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to the Bank as a result of their experience and involvement.

  Officer and Director Call Program. We intend to implement an active officer and director call program to promote the Bank. The purpose of this call program will be to visit prospective customers, to describe our products and services and to invite them to do business with the Bank.

  Individual Customer Focus. We will focus on providing individualized service and attention to our target customers, which include individuals and small to medium-sized businesses. As our employees, officers and directors become familiar with our customers, we will respond to credit requests quickly and be more flexible in approving loans based on asset quality and personal knowledge of the customer.

  Local Decision Making. We plan to position the Bank as a locally-owned, community bank focused on being more responsive to customer requests and to the banking needs of individuals and businesses within the communities we serve.

  Highly Visible Site. Initially, we will have a location that will be located within the PSA, expanding to two locations within the first year. We believe that these locations will enhance our image as a strong competitor.

  Marketing and Advertising. We plan to promote the Bank and to develop its image as a community-oriented bank with an emphasis on quality service and personal contact. We will also use traditional sources such as local newspaper advertisements and local event sponsorship; however, we plan to focus our marketing efforts on our formal calling program to leverage existing relationship of directors and executive officers.

  Offer Fee-Generating Products and Services. Our range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract our target customers and increase our market share. We will offer small businesses, professionals, entrepreneurs and consumers superior loan services while charging appropriate fees for such services and using technology and engaging third-party service providers to perform some functions at a lower cost to increase fee income. We believe our broad array of products and services will enhance our consumer and business banking relationships.

  Capitalize on Trend Toward Consolidation. We believe that consolidation in the banking industry will continue, resulting in many individuals and small to medium-sized businesses being dissatisfied with the upheaval in their banking relationships. We expect to capitalize on continued industry consolidation. By positioning ourselves as a community bank that is interested in delivering personal service, we believe that we will draw many of those dissatisfied customers to us.

     We believe that by implementing the strategies discussed above we will be able to attract sufficient customers and market share in our primary service area to be successful and obtain profitability. However, we can not provide any assurances that we will be able to implement these strategies or that these strategies, when implemented, will be successful.

Lending Services

     Lending Policy. The Bank is being established to generally support the PSA; consequently, we will aggressively lend money to creditworthy borrowers within that area. Initially, we will have limited working capital to fund our anticipated loan growth. Through our banking operations, our ability to attract deposits will serve as our primary source of working capital to fund loans. To provide additional sources of working capital, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply for membership to the Federal Home Loan Bank of Atlanta which will permit us to borrow against our loan portfolio at preferred rates. We will emphasize real estate-related loans, including construction loan for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences, as well as commercial loans to small- and medium-sized businesses and professional concerns. We will also emphasize consumer loans to individuals.

     We estimate that, after three years of banking operations, our loan portfolio will be comprised of the following:
Loan Category	Percentage of Loan Portfolio
Commercial real estate loans	25%
Construction and development loans	33%
Commercial loans to small- and medium- sized businesses	8%
Consumer loans (including residential real estate loans)	34%

     Given that only a small portion of our projected loan portfolio will be comprised of residential real estate loans, our projected loan portfolio contains more risk than a loan portfolio that places greater emphasis on residential real estate loans. For a discussion of the risks associated with each of these loan types, please see the discussion below under the headings "Real Estate Loans," "Commercial Loans" and "Consumer Loans."

     We plan to avoid concentrations of loans to a single industry or based on a single type of collateral. To address the risks inherent in making loans, we will maintain an allowance for loan losses based on, among other things, an evaluation of our loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic changes and the values of certain loan collateral. Based upon such factors, our management will make various assumptions and judgments about the ultimate collectibility of the loan portfolio and provide an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans. However, because there are certain risks that cannot be precisely quantified, management's judgment of the allowance is necessarily an approximation and imprecise. The adequacy and methodology of our allowance for loan losses will be subject to regulatory examination and compared to a peer group of financial institutions identified by the bank's regulatory agencies.

     Loan Approval and Review. Our loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, either an officer with a higher lending limit or our Loan Committee will determine whether to approve the loan request. We will not make any loans to any of our directors or executive officers unless our board of directors first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

     Lending Limits. Our lending activities will be subject to a variety of lending limits imposed by law. Differing limits apply in some circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to the Bank. Our management team has not yet established any minimum or maximum loan limits and intends to comply with the applicable statutory lending limits. These limits will increase or decrease as our capital increases or decreases as a result of its earnings or losses, among other reasons. We may sell participations in our loans to other financial institutions in order to meet all of the lending needs of loan customers. Initially, we will have limited working capital to fund our anticipated loan growth. Through our banking operations, our ability to attract deposits will serve as our primary source of working capital to fund loans. To provide additional sources of working capital, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply for membership to the Federal Home Loan Bank of Atlanta which will permit us to borrow against our loan portfolio at preferred rates.

     Credit Risks. The principal economic risk associated with each category of loans that we expect to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

     With respect to real estate loans generally, the ability of a borrower to repay a real estate loan will depend upon a number of economic factors, including employment levels and fluctuations in the value of real estate. In the case of a real estate purchase loan, the borrower may be unable to repay the loans at the end of the loan term and may thus be forced to refinance the loan at a higher interest rate, or, in certain cases, the borrower may default as a result of its inability to refinance the loan. In either case, the risk of nonpayment by the borrower is increased. In the case of a real estate construction loan, there is generally no income from the underlying property during the construction period, and the developer's personal obligations under the loan are typically limited. Each of these factors increases the risk of nonpayment by the borrower. The marketability of all real estate loans, including adjustable rate mortgage loans, is also generally affected by the prevailing level of interest rates.

     The well established financial institutions in our Primary Service Area are likely to make proportionately more loans to medium- to large-sized businesses than we will make. Many of our anticipated commercial loans will be made to small- to medium-sized business that may be less able to withstand competitive, economic and financial pressures than large borrowers. Our commercial loan portfolio is expected to consist of loans to individual, partnership and corporate borrowers that are primarily located in Dawson County or Forsyth County. Accordingly, we anticipate that our commercial borrowers will reflect the diversified businesses of our two primary service areas, and will principally include service, retail trade and manufacturing firms. The risks associated with commercial loans depend to a large extent upon various economic factors, including the strength of the economy in each of our two primary service areas and the ability of our commercial borrowers to properly evaluate and respond to a changing marketplace. In addition, our commercial borrowers will likely face risks related specifically to the unique nature of their business. For example, service and retail trade firms may incur risks associated with labor shortages and consumer preference changes, while manufacturing firms may incur risks associated with raw material and labor shortages, as well as currency fluctuations.

     Consumer loans generally involve more credit risks than other loans because of the type and nature of the underlying collateral or because of the absence of any collateral. Consumer loan repayments are dependent on the borrower's continuing financial stability and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of default. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Although the underwriting process for consumer loans includes a comparison of the value of the security, if any, to the proposed loan amount, we cannot predict the extent to which the borrower's ability to pay, and the value of the security, will be affected by prevailing economic and other conditions.

     Real Estate Loans. We will make commercial real estate loans, construction and development loans, and residential real estate loans. These loans will include some commercial loans where we will take a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

  Commercial Real Estate. Our commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, with an origination fee generally being charged on each loan funded. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80%. We will also project minimum levels of net projected cash flow available for debt service based on the type of loan. In addition, we may require personal guarantees from the principal owners of the property supported by a review by our management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, employment rates, tenant vacancy rates and the quality of the borrower's management. In addition, commercial real estate loans are generally riskier than residential real estate loans because such commercial properties may be limited to a specific use making it more difficult to sell such properties to recover loan losses. We will attempt to limit our risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

  Construction and Development Loans. Our construction and development loans will be made both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of nine to twelve months and interest is paid periodically. The ratio of the loan principal to the value of the collateral as established by independent appraisal will not generally exceed 80%. Additionally, speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or appraiser.

     Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment usually depends on the ultimate completion of the project within cost estimates and on the sale of the property. Specific risks include cost overruns, mismanaged construction, inferior or improper construction techniques, economic changes or downturns during construction, a downturn in the real estate market, rising interest rates which may prevent sale of the property and failure to sell completed projects in a timely manner. We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible.

  Residential Real Estate. Our residential real estate loans will consist of residential first and second mortgage loans and residential construction loans. We will offer fixed and variable rates on our mortgages with the amortization of first mortgages with maturity dates of three years and beyond. The primary risk associated with residential real estate loans is the risk that the primary source of repayment, the residential borrower, will be insufficient to service the debt. Residential real estate loans are generally considered lower risk than the other categories of real estate loans due to the more readily available market for the resale of the property if we are forced to foreclose. However, if a real estate loan is in default, we also run the risk that the value of a residential real estate loan's secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate this risk, these loans will be made consistent with our appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal generally not to exceed 80% to 90%. We expect these loan to value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

     Commercial Loans. Another component of our loan portfolio will be loans for commercial purposes. Our commercial loan portfolio is expected to consist of loans principally to retail trade, service and manufacturing firms located in each of our primary service areas. The terms of these loans will vary by purpose and by type of underlying collateral, if any. We will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or other collateral, as well as personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The primary risk for commercial loans is the failure of the business due to economic and financial factors. As a result, the quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness and our decision to make a commercial loan.

     Consumer Loans. We will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. The primary risk associated with consumer loans is that repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars, and trailers, the loan should be amortized over the useful life of the asset. We plan to limit each borrower's fixed monthly obligations to less than 45% of the borrower's gross monthly income in order to minimize the risk that the borrower will be unable to satisfy the monthly payment obligations related to the loan. The borrower will generally be required to be employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. Consumer loans will generally be made at a fixed rate of interest. While we believe our policies will help minimize losses in the consumer loan category, because of the nature of the collateral, if any, it may be more difficult to recover any loan losses.

Investments

     In addition to loans, we will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. These investments will include U.S. Treasury bills with treasury notes, as well as investments in securities of federally sponsored agencies, such as Federal Home Loan Bank bonds. In addition, we may also invest in federal funds, negotiable certificates of deposit, banker's acceptances, mortgage backed securities, corporate bonds and municipal or other tax-free bonds. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. Our Asset/Liability/Investment Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to our policy as set by our board of directors.

Asset and Liability Management

     Our Asset/Liability/Investment Committee will manage our assets and liabilities and will strive to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity and adequate liquidity. The committee will conduct these management functions within the framework of written loan and investment policies that we will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit Services

     We will seek to establish solid core deposits, including checking accounts, money market accounts, savings accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, we will employ an aggressive marketing plan in our primary service area and feature a broad product line and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in our primary service area. We plan to obtain these deposits through personal solicitation by our officers and directors, direct mail solicitations and advertisements in the local media. In order to attract our initial deposit base, we may offer higher interest rates on various deposit accounts.

Other Banking Services

     Other anticipated bank services include personal internet banking with bill-pay, overdraft protection, direct deposit, wire transfers, night depository, safe deposit boxes, travelers' checks, debit cards and automatic drafts. We plan to become associated with a shared network of automated teller machines that our customers will be able to use throughout Georgia and other regions. We may offer annuities, mutual funds and other financial services through a third party that has not yet been chosen. We also plan to offer MasterCard® and VISA® credit card services through a correspondent bank as an agent for the bank. We will not exercise trust powers during our early years of operation. We may in the future offer a full-service trust department, but cannot do so without additional approvals of the Georgia Department.

Marketing and Advertising

     Our target customers will be the residents and the small- to medium-sized businesses and their employees located in our two primary service areas.

     We intend to develop our image as a community-oriented bank with an emphasis on quality service and personal contact. While we plan to utilize traditional advertising mediums such as local newspapers and local event sponsorship, we plan to focus our marketing efforts on leveraging the existing relationships of our directors and management, principally through our formal calling program.

Employees

     When it begins operations, the Bank will have approximately 10 full-time employees. We do not expect the Company to have any employees who are not also employees of the Bank.

Office Facilities

     We expect to construct our permanent 10,000 square foot main office and the Bank's main banking facility on the approximately 2.0 acres located at Georgia Highway 400 and Carlisle Road, Dawsonville, GA 30534 which we purchased for $1,308,282 on August 25, 2006. The projected cost of building the main office is $1,950,000 and furnishing and equipping the facility is $599,000. Both the main bank facility and the branch office, to be located on a site near the intersection of State Highway 306 and State Highway 369, Cumming, Georgia, Forsyth County, are planned for opening in the fourth quarter after the Bank opens.

Legal Proceedings

     As of the date of this prospectus, there were no legal proceedings to which we, or any of our properties, were subject.

MANAGEMENT

General

     The following table sets forth, for the directors and executive officers of the Company and the Bank, (i) their names, and ages as of April 30, 2006, (ii) their respective positions with us, (iii) the number of shares of common stock we expect to be beneficially owned by our organizers, directors and executive officers after this offering, (iv) the percentage of outstanding shares such number will represent, and (v) the number of shares subject to Organizer and Director Warrants and stock options we expect them to receive when we complete this offering. The address of each of the individuals below is the address of our main office.
Name and Address (Age) Directors and Executive Officers	Positions to be Held	Number of Shares Expected to be Purchased in the Offering	Shares Subject to Shareholder Warrants	Shares Subject to Organizer and DirectorWarrants	Shares Subject to Options at Minimum/Maxi- mum Offerings
Michael L. Berg (60)	Chairman of the Board of Directors	40,000	8,000	40,000	-0-
Charles M. Buckner (56)	President and Chief Executive Officer and Director	35,000	7,000	35,000	50,000/80,000
James E. Bullard (42)	Senior Vice President and Chief Len6ing Officer of the Bank	-0-	-0-	0	25,000
Robert A. Followell (39)	Director	8,000	1,600	8,000	-0-
Stephen W. Gooch (39)	Director	10,000	2,000	10,000	-0-
Charles H. Gordon, Jr. (69)	Director	500	100	-0-	-0-
Steven K. Leibel (49)	Director	32,000	6,400	32,000	-0-
Eugene E. "Chip" Pearson (45)	Director	40,000	8,000	40,000	-0-
John D. Pearson (43)	Director	40,000	8,000	40,000	-0-
James A. Priebe (40)*	Director	10,000	2,000	10,000	-0-
Kent W. Sanford (44)	Director	40,000	8,000	40,000	-0-
Jonathan C. Seib (30)*	Director	50,000	10,000	50,000	-0-
Todd A. Seib (29)*	Director	50,000	10,000	50,000	-0-
Kevin K. Tanner (34)	Director	22,500	4,500	22,500	-0-
Michael T. Underwood (47)	Executive Vice President	-0-	-0-	-0-	25,000
Total Ownership by Directors and Officers as a Group		378,000	75,600	377,500	100,000/ 130,000

*Indicates a director of the Company only.

     The directors of the Company serve staggered terms, which means that one-third of the directors will be elected each year at our annual meeting of shareholders. Accordingly, our board of directors is divided into three classes, with Messrs. Leibel, John D. Pearson, Todd A. Seib and Tanner serving as Class I directors, Messrs. Followell, Gooch, Gordon, Sanford and Jonathan C. Seib serving as Class II directors, and Messrs. Berg, Buckner, Eugene E., "Chip" Pearson and Priebe serving as Class III directors. The initial term of the Class I directors expires in 2007, the initial term of the Class II directors expires in 2008, and the initial term of the Class III directors expires in 2009. Thereafter, each director, if reelected, will serve for a term of three years. Our officers are appointed by our board of directors and hold office at the will of our board. See "Important Provisions of the Company's Articles of Incorporation and Bylaws" on page 47.

     Each person listed in the table as a proposed director of the Bank will, upon approval of the Georgia Department, serve until the Bank's first shareholder's meeting, which will convene shortly after the Bank receives its charter. The Company, as the sole shareholder of the Bank, will nominate each proposed director to serve as a director of the Bank at that meeting. After the first shareholder's meeting, directors of the Bank will serve for a term of one year and will be elected by the Company each year at the Bank's annual shareholder meeting. The Bank's officers will be appointed by its board of directors and will hold office at the will of its board.

     The following is a biographical summary of each of our directors and executive officers.

Michael L. Berg retired in 2001 after a 32 year career with Georgia Power Company. Since 2001, he has served as President and Chief Executive Officer of Marketing Incentives, LLC, a Dawsonville-based marketing company. He also serves as Chairman of the Dawson County, Georgia, Board of Commissioners. Mr. Berg holds a B.A. from Georgia State University.

Charles M. Buckner has been a banker for 34 years, having worked with Bank South Corporation (now Bank of America) for 17 years, last serving as Senior Vice President of the Metro Atlanta Banking Division before moving into the community banking arena. He served as President and Chief Executive Officer of Southern Crescent Bank from 1990 until its sale to Tucker Federal Bank in March 1997. He remained with Tucker Federal as President of its Banking Division until 2000 when he was named President and Chief Executive Officer and a director of Tucker Federal Bank. After its sale to RBC Centura Bank, Charles M. Buckner left to become President of Midtown Bank & Trust Company in Atlanta, where he has served since 2003. He is a 1971 graduate of University of Alabama, and of The School of Banking of the South at Louisiana State University. He has also attended the Commercial Lending School at the University of Oklahoma.

James E. Bullard has been a banker for 19 years. Since 2004 until early August 2006, Mr. Bullard served as the Forsyth County Executive for American Bank and Trust, Cumming, Georgia, During 1997-2004, he worked at Branch Bank & Trust, holding positions ranging from business service officer, vice president to city executive. During 1990-1997, Mr. Bullard served as vice president of First National Bank of Blairsville and First National Bank of Gainesville. He holds a BBA in finance from the University of Georgia and is a graduate of the Georgia Banking School and the Graduate School of Banking in Baton Rouge, Louisiana.

Robert A. Followell is the Chief Executive Officer of Chestatee Regional Hospital, where he has served since 2002. During 2000-2002, he served as the Chief Operating Officer for Marion Memorial Hospital in Marion, Illinois. He graduated from the University of Kentucky with a MHA and a BASW.

Stephen W. Gooch has worked as a commercial real estate broker with The Norton Agency in Gainesville, GA, since 2005. From 2001 to the present he has served on the Board of Commissioners of Lumpkin County, Georgia, currently serving as Chairman, and serving as the full-time sole Commissioner during 2001-2005. During 1983-2001, Mr. Gooch worked at R-Ranch, a resort community in Lumpkin County; during 1995-2001, he served as the Executive Director of R-Ranch. He holds a BBA and a Masters Degree in Public Administration from North Georgia College and State University.

Charles H. Gordon is a retired banker and is currently a bank consultant. He has served as President of Renewal Concepts, Inc., a Big Canoe, Georgia-based financial marketing and training firm, since 1998.

Steven K. Leibel is a partner of Casey Gilson Leibel, an Atlanta-based law firm, with which he has been associated for the last five years. He has served as a judge at Duluth (Georgia) Municipal Court for the last six years. Mr. Leibel graduated from Queens College of the City University N.Y. with a B.A., and holds a J.D. from Emory University School of Law.

Eugene E. (Chip) Pearson is the President of Paramont Grading Company, a Forsyth County, Georgia-based real estate, construction and development company, having served in that capacity since 1984. Mr. Pearson acquired his B.S. from Shorter College. He also currently serves as State Senator in the Georgia State Legislature. He is the brother of John Pearson.

John D. Pearson has served as the Vice President of Paramont Grading Company since 1984. Mr. Pearson attended Ohio Northern University, Georgia State University, and Kennesaw State College. He is the brother of Chip Pearson.

James A. Priebe has been a private investor since November 2004. During March 2003-November 2004, he served as a Director of Legal Affairs and General Counsel of Diversified Corporate Resources, Inc., a Dallas-based publicly-held staffing firm; during May 2002-March 2003, he served as a principal of a Dallas-based private telecom finance company; and, during March 2000-May 2002, he served as Vice President and Managing Director of Allegiance Capital Corporation, a Dallas-based investment banking firm. Mr. Priebe holds BA and JD degrees from the University of Wisconsin. Mr. Priebe will serve as an organizer and as a director of the Company only.

Kent W. Sanford has served as a director of New Horizons Bancshares since July 23, 2003 and also serves as president and chief executive officer of New Horizons Bank in East Ellijay, Georgia. From January 2002 until August 2003, Mr. Sanford served as Special Projects Manager and Consultant for Crescent Banking Company in Jasper, Georgia, where he was responsible for strategic planning, policy reviews and feasibility studies. From 1994, during the organizational period, until 2002, Mr. Sanford was employed by Gilmer County Bank in Ellijay, Georgia, where he served in various capacities including executive vice president, chief operations officer, investment officer, chief financial officer and director of the bank and Appalachian Bancshares (the holding company). From 1998 until 2001, Mr. Sanford also had duties with Appalachian Community Bank, in Blairsville, Georgia. Mr. Sanford served as president, chief executive officer, director and board chairman of the Blairsville Bank prior to its merger with the Ellijay institution. From 1984 through 1994, Mr. Sanford served in various positions with the Bank of Ellijay, including operations officer, credit administrator and senior vice president. Mr. Sanford graduated from the University of Georgia in 1983 with a BBA in Finance, and in 1991 graduated from the Graduate School of Banking at Louisiana State University. Mr. Sanford is a life long resident of Gilmer County, Georgia, where he is actively involved in the community. He is organizer of the Gilmer Scholarship Foundation, currently serving on the Oakland School Council and the Gilmer Library Board and has served on numerous other councils and boards. Mr. Sanford also serves as a proposed director of New Covenant Bank (in organization) in Walker County, Georgia.

Jonathan C. Seib has served as Senior Vice President of Avalon Residential Care Homes, Inc., a Dallas-based operator of twelve Alzheimer's care homes, since January 1999. Mr. Seib received his Bachelor of Arts degree from the University of North Texas. Mr. Seib is the brother of director Todd A. Seib. Mr. Seib will serve as an organizer and as a director of the Company only.

Todd A. Seib has been a mortgage lender with Paceter Wholesale Lending Group, Inc., a Dallas-based mortgage company, since 1999. He graduated from Saint Edwards University with a Bachelor of Business Administration degree. Todd Seib is the brother of director Jonathan C. Seib. Mr. Seib will serve as an organizer and as a director of the Company only.

Kevin K. Tanner has served in the Dawson County Sheriff's Department of Dawson County, Georgia, since 1997, currently holding the rank of Major serving as the Chief Deputy of Dawson County Sheriff's Office. He graduated from Lanier Technical College with an EMT, and from North Georgia College with a BS. In addition Mr. Tanner attained a Masters of Public Administration from Columbus State University.

Michael T. Underwood has been a banker for 25 years. Since 1989 until early August 2006, Mr. Underwood served in various management positions with Habersham Bank, Cleveland, Georgia, where, for the last three years, he served as Senior Vice President and White County Executive. During 1981-1989, he worked at First National Bank of Gainesville. Mr. Underwood holds a BBA in finance from North Georgia College and is a graduate of the University of South Carolina's Graduate School of Bank Investments and Financial Management and of the University of Virginia's Graduate School of Retail Bank Management.

Committees of the Boards of Directors

     We have established the following committees. Other committees may be established as needed once we begin banking operations. In the future, we expect to add additional members to each of our committees.

     Audit Committee. Our Audit Committee will recommend to the Board of Directors the independent public accountants to be selected to audit our annual financial statements and will approve any special assignments given to the independent public accountants. The committee will also review the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of our internal accounting function. Additionally, the committee will provide oversight to our compliance staff for adherence with regulatory rules and regulations, including the Community Reinvestment Act. The members of the committee will include Messrs. Followell, Gordon, Leibel and Sanford.

     The Board of Directors has determined that Kent W. Sanford qualifies as an audit committee financial expert within the meaning of Paragraph (e) of Item 401 of Regulation S-B and has designated him as such. The Charter of the Audit Committee was adopted by the Board on July 3, 2006, and is attached as an exhibit.

     Asset/Liability/Investment Committee. Our Asset/Liability/Investment Committee will have responsibility for our overall investment strategy. This will include liquidity management, risk management, and net interest margin management, as well as monitoring of deposit level trends and pricing, asset level trends and pricing and portfolio investment decisions. In addition, the committee will work closely with the board of directors to plan annual budgets and develop three to five year strategic plans. The members of the committee will include Messrs. Buckner, Followell, Chip Pearson and Sanford.

     Loan Committee. Our Loan Committee will review any loan request made by a potential borrower over $200,000 for compliance with our lending policies and federal and state rules and regulations governing extensions of credit. After making this review, the committee will decide whether to extend credit to the potential borrower. In addition, the committee will have the responsibility for establishing and approving, in conjunction with management, all major policies and procedures pertaining to loan policy. The committee will also review all past due reports, non-accrual reports, and other indicators of overall loan portfolio quality, and will establish measurements for determining the adequacy of our loan loss reserve. The members of the committee will include Messrs. Berg, Buckner, Gooch, John Pearson and Tanner.

     Human Resources Committee. Our Human Resources Committee will establish compensation levels for officers of the Company and the Bank, review management organization and development, review significant employee benefit programs and establish and administer executive compensation programs, including the Stock Incentive Plan described in this prospectus. The committee will also establish appropriate levels of directors and officers insurance and blanket bond insurance. The committee will include Messrs. Berg, Leibel, and John Pearson.

EXECUTIVE COMPENSATION

Compensation

     We began our organizational activities on May 5, 2005, and consequently, do not have historical compensation information for the requisite period required to be reported under the rules promulgated by the Securities and Exchange Commission. Accordingly, the following table shows information from May 5, 2005 through July 31, 2006 with regard to compensation for services rendered in all capacities to the Company by its president and chief executive officer. We had no other officers as of July 31, 2006.

Summary Compensation Table
(Through April 30, 2006)

Name and Principal Position	Year	Compensation
Charles M. Buckner	2006	$53,792
M. Randy Harvey, Consultant(1)	2005	$38,000

  Represents consulting fees for five months ending November 11, 2005. We entered into a Consulting Agreement with Mr. Harvey, which terminated on or about November 11, 2005, pursuant to which Mr. Harvey was paid consulting fees of approximately $38,000.

Employment Agreements

     Effective January 1, 2006, we entered into a Leadership Agreement with Charles M. Buckner under which Mr. Buckner has served, beginning May 1, 2006, as the President and Chief Executive Officer of the Company. The Leadership Agreement contemplates the entry by the Company into an Employment Agreement with Mr. Buckner, which will become effective when the Bank opens for business. The Employment Agreement provides for Mr. Buckner to receive a base salary of $180,000 until the Bank opens, and afterwards, when the Employment Agreement becomes effective, $189,000 per year until January 1, 2008, with annual cost of living increases thereafter. There is also provision for payment of certain expenses, deferred compensation, cost of living increases and bonuses. The Employment Agreement also grants Mr. Buckner stock options to purchase up to 80,000 shares of our common stock, vesting ratably over three years. Mr. Buckner will also receive an automobile allowance of $800 per month until the Bank opens at which time the Bank will provide an automobile as approved by the Board. He will also be provided initiation fees and monthly dues for social clubs and civic clubs approved by our board of directors.

     The Leadership Agreement commenced on January 1, 2006, and continues for a period of one year. The initial term of the Employment Agreement ends on December 31, 2009, and, at the end of such initial term and at the end of each year thereafter, the agreement will be extended for twelve month periods unless either party notifies the other of his or its intent not to extend the agreement. Employment may be terminated:

  by us for cause (as defined in the Employment Agreement);

  by us, without cause, upon 30 days' notice, subject to our continuing obligations under the Employment Agreement;

  by us, upon disability of Mr. Buckner, subject to our continuing obligations under the Employment Agreement;

  by Mr. Buckner for cause (as defined in the Employment Agreement) subject to our continuing obligation under the Employment Agreement; or

  by Mr. Buckner upon 30 days' notice.

     If the employment of Mr. Buckner is terminated, Mr. Buckner will be prohibited from competing with the Bank or soliciting its customers or employees within Dawson County, Forsyth County, or Lumpkin County, Georgia, for a period of 12 months after the date of termination.

Proposed Employment Agreements

     As of the date of this Prospectus, we have reached an agreement in principle with each of Michael T. Underwood and James E. Bullard regarding the key terms of their employment with the Company and the Bank. Under each agreement, which will become effective on the date the Bank opens for business and end on December 31, 2009, Mr. Underwood and Mr. Bullard, respectively, will receive an annual base salary of $130,000 and $135,000, respectively, with 5% annual cost of living increases beginning January 1, 2008. Each executive will also be entitled to an automobile allowance, to be reimbursed for certain expenses and discretionary bonuses. As previously stated, when the Bank opens for business each executive will be granted options to purchase 25,000 shares of our common stock at $10.00 per share, to vest in three equal installments: on December 31, 2007, December 31, 2008 and December 31, 2009.

     Although there is no complete assurance to that effect, we are confident that the parties will reach final agreements with respect to all of the terms of employment, where the terms not described above are reasonable and consistent with industry practices, and execute written employment agreements in the very near future. Beginning August 1, 2006, Mr. Underwood and Mr. Bullard, respectively, has been receiving a monthly consulting fee of $10,833 and $11,250, respectively. The ultimate employment agreements with Messrs. Underwood and Bullard will be subject to regulatory approval.

Director Compensation

     The directors of the Company and the Bank will not be compensated separately for their services as directors until we become cumulatively profitable. Thereafter, we will adopt compensatory policies for our directors that conform to applicable law.

Stock Incentive Plan

     General. We have adopted a Stock Incentive Plan that provides us with the flexibility to grant the stock incentives described in this section of the prospectus to our key employees, officers, non-employee directors, consultants and advisers for the purpose of giving them a proprietary interest in, and to encourage them to remain in the employ or service of, the Company and the Bank. Under the Stock Incentive Plan, options to purchase up to the lesser of 15% of the shares sold in the offering or 250,000 shares may be issued. Our board of directors has reserved up to 250,000 shares of our common stock for issuance through options that may be granted under the Stock Incentive Plan. No awards or grants will be made prior to the completion of this offering and obtaining regulatory approval for the plan; however, as stated elsewhere in this Prospectus, we propose to grant to each of Michael T. Underwood and James E. Bullard 25,000 options under the plan if he becomes formally employed by the Company and when the Bank opens for business.

     Administration. It is expected that a committee of our board of directors, which may be comprised of at least two non-employee directors, will administer the plan. Our board of directors will consider the standards contained in both Section 162(m) of the Internal Revenue Code of 1986, as currently in effect, and Rule 16b-3 under the Securities Exchange Act, when appointing members to the committee. The committee and our board of directors will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that they may deem necessary or advisable to administer the plan.

     The plan permits the committee or our board of directors to grant stock options to eligible persons. Options may be granted on an individual basis or to a group of eligible persons. Accordingly, the committee or our board of directors will determine, within the limits of the plan, the number of shares of our common stock subject to an option, to whom an option is granted and the exercise price and forfeiture or termination provisions of each option. A holder of a stock option generally may not transfer the option during his or her lifetime.

     Option Terms. The plan provides for incentive stock options and non-qualified stock options. The committee or our board of directors will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option.

     The committee or our board of directors will determine the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may be greater than, less than or equal to the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. After the third anniversary of the Bank opening for business, the committee may permit the exercise price to be paid in cash or by the delivery of previously owned shares of common stock, and, if permitted in the applicable option agreement, through a cashless exercise executed through a broker or by having a number of shares of common stock otherwise issuable at the time of exercise withheld.

     The committee or our board of directors will also determine the term of an option. The term of an incentive stock option or non-qualified stock option may not exceed ten years from the date of grant, but any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable after the expiration of five years after the date the option is granted. Subject to any further limitations in the applicable agreement, if a participant's employment terminates, an incentive stock option will terminate and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, one year will be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of our common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering more than $100,000 worth of our common stock first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

     Change of Control. In the event of a change in control, any outstanding options under the plan shall be fully vested, non-forfeitable, and become exercisable, as of the date of the change in control.

     Termination of Options. The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with the Company or the Bank, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of the Company. An agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee or our board of directors may, within the terms of the plan and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

     Reorganizations. The plan provides for an appropriate adjustment in the number and kind of shares subject to unexercised options in the event of any change in the outstanding shares of our common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event. In the event of some types of corporate reorganizations, the committee or our board of directors may, within the terms of the plan and the applicable agreement, substitute, cancel, accelerate, cancel for cash or otherwise adjust the terms of an option.

     Amendment and Termination of the Plan. Our board of directors has the authority to amend or terminate the plan. Our board of directors is not required to obtain shareholder approval to terminate the plan or, generally, to amend the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. However, any action by our board of directors may not adversely affect the rights of a holder of a stock option without the holder's consent.

     Federal Income Tax Consequences. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

  Incentive Stock Options. A participant will not recognize income upon the grant of an incentive stock option, nor will he or she be taxed when exercising all or a portion of their option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for our common stock and the amount for which he or she sells the stock. If the participant does not sell the shares of our common stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, the gain will be a capital gain and we will not get a corresponding deduction. If the participant sells the shares of our common stock at a gain before that time, the difference between the amount the participant paid for the stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and we will be entitled to a corresponding tax deduction. If the participant sells the shares of our common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

  Non-Qualified Options. A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of our common stock on the date the option is exercised over the price paid for the stock, and we will then be entitled to a corresponding deduction.

     Depending upon the time period for which shares of our common stock are held after exercising an option, the sale or other taxable disposition of shares acquired by exercising a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified option was exercised.

     Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by selling back to us shares of our common stock already held by the participant and to a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934.

     Code of Ethics. On July 3, 2006, the Board of Directors adopted a Code of Ethics for Senior Financial Officers, which include the President, Chief Lending Officer, Executive Vice President, Chief Financial Officer, Controller and Assistant Controller. The Code of Ethics was adopted in accordance with Item 406 of Regulation S-B and is attached hereto as an exhibit.

RELATED PARTY TRANSACTIONS

     As previously stated, the Bank intends to build and own the 10,000 square foot building housing our executive offices and its main office. However, it may decide to enter into a build-to-suit arrangement and, in this connection, solicit proposals for such an arrangement, including a proposal from a Texas limited partnership, the general partner of which is Bankers FirstSource, LLC, an entity owned by Todd A. Seib, one of our organizers and a director of the Company. The ultimate such arrangement would be subject to approval by the regulatory authorities. We intend to conduct a similar process with Bankers FirstSource in connection with the proposed Forsyth County branch.

     We also expect to enter into banking and other business transactions in the ordinary course of business with our organizers, directors and officers, including members of their families or corporations, partnerships or other organizations in which these organizers, directors and officers have a controlling interest. If transactions between the Company or the Bank and any of our organizers, directors or officers occur, the transaction:

  will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;

  will be on terms no less favorable than could be obtained from an unrelated third party; and

  will be approved by a majority of the directors who do not have an interest in the transaction.

DESCRIPTION OF CAPITAL STOCK OF
THE COMPANY

Common Stock

     Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 50,000,000 shares of common stock, $.01 par value, of which up to 2,000,000 shares will be issued in this offering. As of the date of this prospectus, up to 400,000 shares of our common stock were reserved for issuance upon the exercise of the Shareholder Warrants. In addition, (1) up to 80,000 shares of our common stock were reserved for issuance upon the exercise of stock options to be issued to Charles M. Buckner, our President and Chief Executive Officer, (2) 6,000 shares of our common stock were reserved for issuance upon exercise of stock options to be issued to a consultant, (3) up to 250,000 shares of our common stock were reserved for issuance upon the exercise of stock options to be issued under our Stock Incentive Plan, and (4) and 377,500 shares of our common stock were reserved for issuance upon the exercise of the Organizer and Director Warrants.

     All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. Upon voluntary or involuntary liquidation or dissolution of the Company, all shares of our common stock will be entitled to share equally in all of the Company' assets that are available to for distribution the shareholders. We do not anticipate paying any cash dividends on our common stock in the near future. Each holder of our common stock will be entitled to one vote for each share on all matters submitted to shareholders. Holders of our common stock will not have any right to acquire authorized but unissued capital stock of the Company whenever we issue new shares of our capital stock. No cumulative voting right with respect to the election of directors, redemption rights, sinking fund provisions or conversion rights apply to our common stock. All shares of our common stock issued in the offering will be fully paid and non-assessable.

Preferred Stock

     Our articles of incorporation also authorize our board of directors without shareholder approval to issue up to 5,000,000 shares of preferred stock, at no par value. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and determined by our board of directors. Although we have no present plans to issue any preferred stock, the ownership and control of the Company by the holders of common stock would be diluted if we were to issue preferred stock that has voting rights.

Shareholder Warrants

     By subscribing to this offering each subscriber will receive, on the date the Bank opens for business, one Shareholder Warrant for each five shares of our common stock purchased by the subscriber in the offering. The Shareholder Warrants will be transferable, immediately vested and exercisable but must be exercised not later than the third anniversary of their issuance. Each share purchased under these warrants will be issued at a price of $12.50, subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if either the Company's or the Bank's capital falls below the minimum level mandated by its primary regulator, we may be directed to require the shareholders to exercise or forfeit their Shareholder Warrants.

Organizer and Director Warrants

     Our organizers and directors intend to purchase approximately 378,000 shares of our common stock in this offering at a price of $10.00 per share. As previously stated, in consideration for assisting in our organization and in recognition of the financial risks undertaken by the organizers, on the date the Bank opens for business and subject to regulatory approval, our organizers and directors (other than Charles H. Gordon, Jr.) will be granted 377,500 Organizer and Director Warrants

     Both sets of these warrants will remain exercisable for the ten year period following the date on which the Bank opens for business. Each share purchased under either of these warrants will be issued at a price of $10.00, subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if either the Company's or the Bank's capital falls below the minimum level mandated by its primary regulator, we may be directed to require the organizers to exercise or forfeit these warrants.

     There are differences between the two types of these warrants. The Organizer Warrants are vested and exercisable in their entirety immediately upon issuance and are freely transferable. The Director Warrants, on the other hand, vest and become exercisable in three equal installments on the first, second and third anniversary of their issuance provided that on each anniversary the holder serves as a member of our Board of Directors and has attended at least 75% of the meetings of such Board during the preceding year. Director Warrants are transferable only upon the death of the original holder.

Shares Eligible for Future Sale

     Upon completion of the offering, we will have between 1,250,000 and 2,000,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that "affiliates" of the Company must comply with the resale limitations of Rule 144 under the Securities Act. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with, the Company. Affiliates of a company generally include its directors, executive officers and principal shareholders.

     In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

  1% of the outstanding shares of common stock; or

  the average weekly trading volume during the four calendar weeks preceding his or her sale.

     Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning ninety days after their status as an affiliate ends.

     Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

IMPORTANT PROVISIONS OF THE COMPANY'S
ARTICLES OF INCORPORATION AND BYLAWS

Protective Provisions

     General. Shareholders' rights and related matters are governed by the Georgia Business Corporation Code and the articles of incorporation and bylaws of the Company. Our articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove our management or to gain control of the Company if a particular transaction was not supported by our board of directors. These provisions are discussed in more detail below. In general, the purpose of these provisions is to further and protect the interests of the Company and those of its shareholders as appropriate under the circumstances, including if the board of directors determines that a sale of control is in the best interests of the Company and its shareholders, by enhancing the board of director's ability to maximize the value to be received by shareholders upon such a sale.

     Although our management believes the protective provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be an expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

     The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of our common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of the Company by replacing our board of directors and management. Furthermore, the provisions could make it more difficult for our shareholders to replace the board of directors or management, even if a majority of our shareholders believes that replacing them would be in our best interests.

     The protective provisions contained in our articles of incorporation and bylaws are discussed more fully below.

     Preferred Stock. The existence of preferred stock could impede a takeover of the Company without the approval of our board of directors. This is because our board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of the Company through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of our common stock and, in certain circumstances, could decrease its market price.

     Terms for Board of Directors Our articles of incorporation provide that our board of directors will be divided into three classes. Directors serve staggered terms, which means that one-third of our directors will be elected each year at our annual meeting of shareholders. The initial term of our Class I directors expires in 2007, the initial term of the Class II directors expires in 2008 and the initial term of the Class III directors expires in 2009. Thereafter, each director will serve for a term of three years. This means that unless the existing directors were to resign, it would take at least two annual meetings of our shareholders to replace a majority of the Company's directors.

     Under Georgia law, directors are elected annually for a term of one year unless the articles of incorporation provide otherwise.

    Removal of Directors. Our articles of incorporation provide that one or more directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock who are entitled to vote in an election of directors.

     Under Georgia law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. A director may be removed only by a majority of the votes entitled to be cast. A director may be removed by the shareholders only at a meeting called for the purpose of removing him or her and the meeting notice must state the purpose, or one of the purposes, of the meeting is the removal of the director.

     Business Combinations. Our articles of incorporation and bylaws explicitly "opt in" to Georgia's business combination statute. Under this statute, mergers or purchases of 10% or more of our assets or securities with a person who beneficially owns 10% or more of our voting stock (an "interested shareholder") that occur within five years of the acquirer becoming an interested shareholder are prohibited unless:

  The board of directors approved the business combination or the transaction that made the acquirer an interested shareholder;

  The interested shareholder attained 90% of the voting stock in the transaction that made the shareholder an interested shareholder; or

  the interested shareholder attains 90% of the voting stock subsequent to becoming an interested shareholder and a majority of the Company' voting shares approves the acquisition.

     Fair Price. Similar to the protective provisions relating to business combinations, our articles of incorporation and bylaws explicitly "opt in" to Georgia's fair price provisions. Under these provisions, in addition to any other approvals required by law, a business combination with an interested shareholder generally must be (i) unanimously approved by the directors who are not affiliates of the interested shareholder and who were directors prior to the time the shareholder became an interested shareholder ("continuing directors") or (ii) recommended by at least two-thirds of the continuing directors and approved by the affirmative vote of a majority of the shares not beneficially owned by the interested shareholder unless:

  the consideration to be received by our shareholders meets certain minimum levels (typically the highest price paid by the interested shareholder for any shares it has acquired);

  the consideration to be received by shareholders who are not interested is paid in cash or in the same form as the interested shareholder previously paid for other purchased shares; and

  there has been no reduction in the annual dividend rate from that which was paid prior to the time the interested shareholder became an interested shareholder.

     Considerations in Evaluating an Acquisition Proposal. Our articles of incorporation provide factors that our board of directors must consider in evaluating whether an acquisition proposal made by another party is in the best interest of the Company and its shareholders. The term "acquisition proposal" refers to any offer of another party:

  to make a tender offer or exchange offer for our common stock or any other equity security of the Company;

  to merge or consolidate the Company with another corporation; or

  to purchase or otherwise acquire all or substantially all of the properties and assets owned by the Company.

     Our articles of incorporation charge our board of directors, in evaluating an acquisition proposal, to consider all relevant factors, including:

  the payment being offered by the other corporation in relation (i) to our current value at the time of the proposal, as determined in a freely negotiated transaction, and (ii) to our board of directors' estimate of the Company' future value as an independent company at the time of the proposal;

  The expected social and economic effects of the transaction on the employees, customers and other constituents, such as suppliers of goods and services; and

  the expected social and economic effects on the communities within which we operate.

     Our board of directors may also consider other relevant factors.

     This provision is included in our articles of incorporation because we are charged with providing support to, and being involved with, the communities we serve. As a result, our board of directors believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the payment being offered in relation to the market or book value of our common stock at the time of the proposal. Georgia law does not specifically list the factors a corporation's board of directors should consider in the event the corporation is presented with an acquisition proposal.

     While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, our board of directors believes it is appropriate also to consider all other relevant factors. For example, this provision directs our board of directors to evaluate what is being offered in relation to our current value at the time of the proposal as determined in a freely negotiated transaction and in relation to our board of directors' estimate of the future value of the Company as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. Our board of directors believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only the Company' current value, but also its future value.

     One effect of this provision, as well as the business combination and fair price provisions discussed above, may be to discourage a tender offer in advance. Often an offeror consults the board of directors of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In the opinion of our board of directors, these provisions will strengthen our position in dealing with any potential offeror that might attempt to acquire the Company through a hostile tender offer. Another effect of these provisions may be to dissuade our shareholders who might be displeased with our board of directors' response to an acquisition proposal from engaging the Company in costly litigation. These provisions permit our board of directors to determine that an acquisition proposal is not in the Company' and its shareholders' best interest, and thus to oppose it. The effect of these provisions, as well as the other protective provisions discussed above, in some cases, may have the effect of maintaining incumbent management.

Indemnification

     Our bylaws contain indemnification provisions that provide that our directors and officers, and, in some cases, our employees or agents (collectively, the "insiders"), will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, our bylaws provide that we must advance to our insiders reasonable expenses of any claim or proceeding so long as the insider furnishes us with a written affirmation of his or her good faith belief that the applicable standard of conduct has been met and a written statement that the insider will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

     When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide we will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider:

  in his or her official capacity, acted in a manner he or she in good faith believed to be in our best interests;

  in all cases not involving official capacity or criminal activities, he or she acted in a manner that was at least not opposed to our best interests; and

  in the case of a criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

     Our board of directors, our shareholders or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

     Our bylaws also provide that the indemnification rights contained in our bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in our bylaws if we choose to do so, subject to approval by our shareholders. We may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under "- Limitation of Liability" below.

     The indemnification provisions of our bylaws specifically provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against and incurred by him or her in his or her capacity as a director, whether or not we would have had the power to indemnify against such liability.

     We are not aware of any pending or threatened action, suit or proceeding involving any of our insiders for which indemnification may be sought.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to insiders under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability

     Our articles of incorporation eliminate, with certain exceptions, the potential personal liability of a director for monetary damages to us or to our shareholders for any failure to take any action as a director. However, there is no elimination of liability for:

  a breach of duty involving the appropriation of a Company business opportunity;

  an act or omission involving intentional misconduct or a knowing violation of law;

  a transaction from which the director derives an improper material tangible personal benefit; or

  distributions, such as the payment of a dividend or approval of a stock repurchase, that are illegal under Georgia law.

     Georgia law allows corporations to include in their articles of incorporation provisions eliminating or limiting the liability of directors, except in the circumstances described above. As a result, and to encourage qualified individuals to serve and remain as directors, we have included these types of provisions in our articles of incorporation. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. We have also adopted liability limiting provisions to enhance our ability to secure liability insurance for our directors at a reasonable cost. We intend to obtain liability insurance covering actions taken by our directors in their capacities as directors. Our board of directors believes that liability limiting provisions will enable us to obtain such insurance on terms more favorable than if they were not included in our articles of incorporation.

Amendments

     Any amendment of the provisions contained in our articles of incorporation regarding our staggered board of directors, the ability of our board of directors to consider various factors when evaluating an acquisition proposal, or the limitation of a director's personal liability requires the affirmative vote of the holders of two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock who are entitled to vote in an election of directors.

     Except as may otherwise be required by Georgia law, our board of directors may amend any provision of our bylaws by the affirmative vote of a majority of the entire board, unless our shareholders have adopted, amended or repealed a particular bylaw provision and, in doing so, have expressly reserved to our shareholders the right of amendment or repeal thereof. Our bylaws require the affirmative vote of the holders of not less than two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock then entitled to vote generally in the election of directors to amend our bylaws.

SUPERVISION AND REGULATION

     The following discussion describes the material elements of the regulatory framework that applies to banks and bank holding companies and provides certain specific information related to the Company and the Bank.

Regulation of the Company

     Upon our acquisition of all of the capital stock of the Bank following receipt of Federal Reserve approval, the Company will be a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956 (the "Bank Holding Company Act"). As a result, the Company and any future non-bank subsidiaries will be subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve. The Bank Holding Company act and other federal laws subject bank holding companies to particular restrictions on the type of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

     Acquisitions. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

  it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

  it or any of its subsidiaries, other than a bank, may acquire all or substantially all the assets of any bank; or

  it may merge or consolidate with any other bank holding company.

     The Bank Holding Company Act further provides that the Federal Reserve may not approve any acquisition that would result in monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the United States, or that in any other manner would be a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act, the restrictions on interstate acquisitions of banks by bank holding companies were repealed. As a result, the Company and other bank holding companies located in Georgia are able to acquire banks located in any other state, and bank holding companies located outside of Georgia can acquire any Georgia-based banks, in either case subject to certain deposit percentage and other restrictions. The legislation provides that unless an individual state has elected to prohibit out-of-state banks from operating interstate branches within its territory, adequately capitalized and managed bank holding companies are able to consolidate their multistate banking operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state. Georgia does not permit de novo branching by an out-of-state bank. Therefore, the only method by which an out-of-state bank or bank holding company may enter Georgia is through an acquisition. Georgia has adopted an interstate banking statute that removes the existing restrictions on the ability of banks to branch interstate through mergers, consolidations and acquisitions. However, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated three years. As a result, no bank holding company may acquire control of the Bank until after the third anniversary of the Bank's incorporation.

     Change in Control  Subject to various exceptions, the Bank Holding Company Act and the "Change in Bank Control Act of 1978," together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to the Company, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities.

     Activities. The Bank Holding Company Act has generally prohibited a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those determined by the Federal Reserve to be closely related to banking or managing or controlling banks as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Act, discussed below, have expanded the permissible activities of a bank holding company and its subsidiaries. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can be reasonably expected to produce benefits to the public, such as a greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

     Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act implemented major changes to the statutory framework for providing banking and other financial services in the United States. The Gramm-Leach-Bliley Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company will be permitted to engage in activities that are financial in nature or incident or complimentary to a financial activity. The activities that the Gramm-Leach-Bliley Act expressly lists as financial in nature include insurance activities, providing financial and investment advisory services, underwriting securities and limited merchant banking activities.

     To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed, and have at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve of its intention to become a financial holding company. We presently have no plans to become a financial holding company.

     Although considered to be one of the most significant banking laws since Depression-era statutes were enacted, because of our small size and recent organization, we do not expect the Gramm-Leach-Bliley Act to materially affect our initial products, services or other business activities. We do not believe that the Gramm-Leach-Bliley Act will have a material adverse impact on our operations. To the extent that it allows banks, securities firms, and insurance firms to affiliate, the financial services industry may experience further consolidation. The Gramm-Leach-Bliley Act may have the result of increasing the amount of competition that we face from larger institutions and other companies offering financial products and services, many of which may have substantially more financial resources.

     Support of Subsidiary Institutions. Under Federal Reserve policy, the Company is expected to act as a source of financial strength for, and to commit resources to support its banking subsidiary. This support may be required at times when, absent such Federal Reserve policy, the Company may not be inclined to provide it. In addition, any capital loans by a bank holding company to its banking subsidiary are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Sound banking practices.  Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve's Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank's soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

     The "Financial Institutions Reform, Recovery and Enforcement Act of 1989" (FIRREA) expanded the Federal Reserve's authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. FIRREA increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

     Anti-tying restrictions.  Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

     Dividends.  Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that the Bank maintain an adequate level of capital as described below.

Regulation of the Bank

     As a Georgia state chartered bank, the Bank will be examined and regulated by the FDIC and the Georgia Department. The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC also approves conversions, mergers, consolidations, and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting bank is an uninsured bank.

     The Georgia Department will regulate all areas of the Bank's banking operations, including mergers, establishment of branches, loans, interest rates, and reserves. The Bank will also be subject to Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit. With respect to expansion, Georgia law permits, with required regulatory approval, the establishment of de novo branches in an unlimited number of counties within the State of Georgia by the subsidiary banks of bank holding companies then engaged in the business of banking in Georgia.

     Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDIC Act") establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking regulators have specified by regulation the relevant capital level for each category.

     An institution that is categorized as "undercapitalized," "significantly undercapitalized," or "critically undercapitalized" is required to submit an acceptable capital restoration plan to its appropriate federal banking regulator. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling holding company to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking regulator may treat an undercapitalized institution in the same manner as it treats significantly undercapitalized institutions if it determines that those actions are necessary.

     FDIC Insurance Assessments. The FDIC adopted a risk-based assessment system for insured depository institutions as required by the FDIC Act that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (i) "well capitalized;" (ii) "adequately capitalized;: and (iii) "undercapitalized." These three categories are substantially similar to the prompt corrective action categories described above. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications to which different assessment rates are applied. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup.

     The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

     Community Reinvestment Act. The Bank will be subject to the provisions of the Community Reinvestment Act, which requires the FDIC, in connection with its regular examination of a bank, to assess the bank's record of meeting the credit needs of the communities it serves, including low and moderate income neighborhoods, consistent with safe and sound banking practices.

     Regulations promulgated under the CRA are intended to set distinct assessment standards for financial institutions. The regulations provide for streamlined procedures for institutions with assets of less than $250 million. The regulations contain the following three evaluation tests:

  a lending test, which compares the institution's market share of loans in low and moderate income areas to its market share of loans in its entire service area;

  a service test, which evaluates the provision of services that promote the availability of credit to low to moderate income areas; and

  an investment test, which evaluates the institution's record of investments in organizations designed to foster community development, small- and minority-owed businesses and affordable housing lending, including state and local government housing or revenue bonds.

     Institutions are required to make public disclosure of their written CRA evaluations made by regulatory agencies. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution's community investment record. In addition to public disclosure of an institution's CRA assessment, regulatory authorities are required to consider an institution's CRA assessment when an institution applies for approval to establish a new branch which will accept deposits, to relocate an existing branch or to merge with another federally regulated financial institution.

     Privacy. The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties, other than third parties that market the institution's own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic to the consumer.

     Other regulations.  Interest and other charges collected or contracted for by the Bank will be subject to state usury laws and federal laws concerning interest rates. the Bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

  the federal "Truth-In-Lending Act," governing disclosures of credit terms to consumer borrowers;

  the "Home Mortgage Disclosure Act of 1975," requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

  the "Equal Credit Opportunity Act," prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

  the "Fair Credit Reporting Act of 1978," governing the use and provision of information to credit reporting agencies;

  the "Fair Debt Collection Act," governing the manner in which consumer debts may be collected by collection agencies; and

  the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

     The deposit operations of the Bank will be subject to:

  the "Right to Financial Privacy Act," which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

  the "Electronic Funds Transfer Act" and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Payment of Dividends

     The Company is a legal entity separate and distinct from the Bank. The principal sources of revenues to the Company, including cash flow to pay dividends to its shareholders, are dividends paid from the Bank to the Company. There are statutory and regulatory limitations on the payment of dividends by the Bank, as well as by the Company to its shareholders.

     If, in the opinion of the FDIC, the Bank were engaged in or about to engage in an unsafe or unsound practice the FDIC may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking regulators have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal banking regulators have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The payment of dividends by the Company and its banking subsidiary may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

     Georgia law provides additional restrictions on the payment of dividends by the Bank to the Company. The Bank must have the approval of the Georgia Department to pay cash dividends, unless at the time of such payment:

  the total classified assets at the most recent examination of the Bank do not exceed 80% of tier 1 capital plus allowance for loan losses as reflected at such examination;

  the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits, after taxes, but before dividends, for the previous calendar year; and

  the ratio of tier 1 capital to adjusted total assets will not be less than 6%.

Capital Adequacy

     The Company and the Bank will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of the company, and the FDIC, in the case of the bank. The Federal Reserve has established two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, or "tier 1 capital." The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves, or "tier 2 capital."

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of tier 1 capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 1% to 2%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for the Company, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's tier 1 capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.

     The Bank will be subject to risk-based and leverage capital requirements adopted by FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described above, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "- Prompt Corrective Action" on page 53

Restrictions on Transactions with Affiliates

     We are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

  a bank's loans or extensions of credit to affiliates;

  a bank's investment in affiliates;

  assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

  the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

  a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

     We are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

     The Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Monetary Policy

     The earnings of the Bank, as well the Company, will be affected by domestic and foreign conditions, particularly by the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve has had, and will continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to mitigate recessionary and inflationary pressures by regulating the national money supply. The techniques used by the Federal Reserve include setting the reserve requirements of member banks and establishing the discount rate on member bank borrowings. The Federal Reserve also conducts open market transactions in United States government securities.

     Anti-terrorism legislation.  In the wake of the events of September 11th, on October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Also known as the "Patriot Act," the law enhances the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering. The Patriot Act significantly amends and expands the application of the Bank Secrecy Act, including enhanced measures regarding customer identity, new suspicious activity reporting rules and enhanced anti-money laundering programs.

     Under the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

  to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

  to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

  to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

  to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

     Under the Patriot Act, financial institutions must also establish anti-money laundering programs. The Act sets forth minimum standards for these programs, including: (i) the development of internal policies, procedures and controls; (ii) the designation of a compliance officer; (iii) an ongoing employee training program; and (iv) an independent audit function to test the programs.

     In addition, the Patriot Act requires the bank regulatory agencies to consider the record of a bank or bank holding company in combating money laundering activities in their evaluation of bank and bank holding company merger or acquisition transactions. Regulations proposed by the U.S. Department of the Treasury to effectuate certain provisions of the Patriot Act provide that all transaction or other correspondent accounts held by a U.S. financial institution on behalf of any foreign bank must be closed within 90 days after the final regulations are issued, unless the foreign bank has provided the U.S. financial institution with a means of verification that the institution is not a "shell bank." Proposed regulations interpreting other provisions of the Patriot Act are continuing to be issued.

     Under the authority of the Patriot Act, the Secretary of the Treasury adopted rules on September 26, 2002, increasing the cooperation and information sharing among financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under these rules, a financial institution is required to:

  expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network ("FinCEN");

  notify FinCEN if an account or transaction is identified;

  designate a contact person to receive information requests;

  limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

  maintain adequate procedures to protect the security and confidentiality of FinCEN requests.

     Under the new rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering. Such information-sharing is protected under a safe harbor if the financial institution: (i) notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution; (ii) takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN; (iii) limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with the Bank Secrecy Act; and (iv) maintains adequate procedures to protect the security and confidentiality of the information. Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

     The Secretary of the Treasury also adopted a rule on September 26, 2002, intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the rule, financial institutions: (i) are prohibited from providing correspondent accounts to foreign shell banks; (ii) are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account; (iii) must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the United States designated to accept services of legal process; (iv) must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

     Proposed legislation and regulatory action.  New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

     Effect of governmental monetary policies.  The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Federal Reserve. Some of the instruments of fiscal and monetary policy available to the Federal Reserve include changes in the discount rate on member bank borrowings, the fluctuating availability of borrowings at the "discount window," open market operations, the imposition of and changes in reserve requirements against member banks' deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates that member banks may pay on time and savings deposits. Such policies influence to a significant extent the overall growth of bank loans, investments, and deposits and the interest rates charged on loans or paid on time and savings deposits. We cannot predict the nature of future fiscal and monetary policies and the effect of such policies on the future business and our earnings.

LEGAL MATTERS

     Dinur & Associates, P.C., Atlanta, Georgia, will pass upon the validity of the shares of common stock offered by this prospectus for the Company.

EXPERTS

     Our audited financial statements as of July 31, 2006, and for the period beginning May 5, 2005, and ended July 31, 2006, included in this prospectus have been included in reliance on the report of Cherry, Bekaert & Holland, LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

REPORTS TO SHAREHOLDERS

     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will continue through at least December 31, 2006, and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year our common stock is held by fewer than 300 persons.

ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information contained in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained for a fee from the Public Reference Room of the Securities and Exchange Commission Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     We have filed or will file various regulatory applications with the FDIC, the Georgia Department, and the Federal Reserve. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the FDIC, the Georgia Department, and the Federal Reserve, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

FIRST CITIZENS FINANCIAL CORPORATION

(A Development Stage Company)

Financial Statements

July 31, 2006

F-i

FIRST CITIZENS FINANCIAL CORPORATION
(A Development Stage Corporation)

FINANCIAL STATEMENTS

TABLE OF CONTENTS

F-ii

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

First Citizens Financial Corporation
Dawsonville, Georgia

We have audited the accompanying balance sheet of First Citizens Financial Corporation, (a development stage company) as of July 31, 2006, and the related statements of operations, stockholder's deficit and cash flows for the seven months ended July 31, 2006 and for the period May 5, 2005, date of inception, to July 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Financial Corporation, as of July 31, 2006, and the results of its operations and its cash flows for the seven months ended July 31, 2006 and for the period May 5, 2005, date of inception, to July 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that First Citizens Financial Corporation will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is the organizing entity of a proposed bank and has not commenced operations. Also, as discussed in Note 4, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. The Company's plans in connection with these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Atlanta, Georgia
August 25, 2006

First Citizens Financial Corporation
(A Development Stage Enterprise)

BALANCE SHEET

July 31, 2006

ASSETS
Cash	$2,648
Land deposit	50,000
Deferred stock issuance costs	7,500
$60,148
LIABILITIES
Accounts payable	$20,091
Accrued liabilities	10,000
Line of credit	198,083
Advances from organizers, net of discount	157,045
Accrued interest	2,556
387,775
STOCKHOLDER'S EQUITY (DEFICIT)
Common stock, $.01 par value, 50,000,000 shares authorized, 10 shares issued	-
Preferred stock, no par value, 5,000,000 shares authorized, 0 shares issued	-
Paid in capital	8,965
Stock subscription receivable	(100)
Deficit accumulated in development stage	(336,492)
(327,627)
$60,148

See accompanying notes to financial statements.

First Citizens Financial Corporation
(A Development Stage Company)

Statements of Operations

Seven months ended July 31, 2006, and the period
May 5, 2005 (Date of Inception) to July 31, 2006
	Seven Months Ended July 31, 2006	May 5, 2005 (Date of Inception) to July 31, 2006
Income -
Miscellaneous	$-	$5,000
Expenses:
Consulting Legal Salaries and benefits Application fees Office and reimbursed expenses Accounting Marketing Interest Miscellaneous Meals and entertainment Rent Bank service charges	20,870 61,455 62,935 23,085 9,513 9,007 8,118 6,087 2,500 1,154 1,100 140	112,423 97,278 63,653 23,085 9,513 9,007 8,118 5,764 3,264 2,062 1,900 140
Total expenses	205,964	341,492
Net loss	$(205,964)	$(336,492)

See accompanying notes to financial statements.

First Citizens Financial Corporation
(A Development Stage Company)

Statements of Stockholder's Deficit

Seven months ended July 31, 2006 and
from May 5, 2005 to December 31, 2005
	Preferred Stock	Common Stock	Paid In Capital	Stock Subscription Receivable	Deficit Accumulated in Development Stage	Total
Balance, May 5, 2005 (Date of Inception)	$-	$-	$-	$-	$-	$-
Imputed interest on shareholder advances	-	-	8,865	-	-	8,865
Net loss, May 5, 2005 (Date of Inception) to December 31, 2005	-	-	-	-	(130,528)	(130,528)
Balance, December 31, 2005	-	-	8,865	-	(130,528)	(121,663)
Net loss, seven months ended July 31, 2006	-	-	-	-	(205,964)	(205,964)
Issuance of 10 shares common stock at $10 per share	-	-	100	(100)	-	-
Balance, July 31, 2006	$-	$-	$8,965	$(100)	$(336,492)	$(327,627)

See accompanying notes to financial statements.

First Citizens Financial Corporation
(A Development Stage Company)

Statements of Cash Flows

Seven months ended July 31, 2006 and the period
May 5, 2005 (Date of Inception) to July 31, 2006

	Seven Months Ended July 31, 2006	May 5, 2005 (Date of Inception) to July 31, 2006
Net loss	$(205,964)	$(336,3492)
Cash flow from operating activities- Amortization of discount Accounts payable and accrued liabilities	3,448 32,647	5,910 32,647
Net cash used by operating activities	(169,869)	(297,935)
Cash flow from investing activities- Deposit on land	(50,000)	(50,000)
Net cash used by investing activities	(50,000)	(50,000)
Cash flow from financing activities: Advances from line of credit, net Shareholder advances Deferred stock issuance costs	198,083 - -	198,083 160,000 (7,500)
Net cash provided by financing activities	198,083	350,583
Net change in cash	(21,786)	2,648
Cash at the beginning of the period	24,434	-
Cash at the end of the period	$2,648	$2,648
Supplemental disclosures of cash flow information - Interest paid	$-	$-
Supplemental Schedule of Noncash Investing and Financing Activity - Discount of advances from organizers and paid in capital	$-	$8,865

See accompanying notes to financial statements.

FIRST CITIZENS FINANCIAL CORPORATION
(A Development Stage Company)

Notes to Financial Statements
July 31, 2006
1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

First Citizens Financial Corporation (the "Company"), a Georgia corporation, was established for the purpose of organizing First Citizens Bank of Georgia, in organization (the "Bank"). The Bank is a proposed state bank being organized under the laws of the State of Georgia with the purpose of becoming a community bank to be principally located in Dawson County, Georgia with a branch in Forsyth County, Georgia. The Bank's organizers filed applications with the Georgia Department of Banking and Finance (the "DBF") to obtain a state bank charter and with the Federal Deposit Insurance Corporation (the "FDIC") to obtain insurance for the Bank's deposits.

The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises, as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

The Company intends to conduct a common stock offering to raise capital for the initial capitalization of the Bank. Upon capitalization of the Bank, the Bank will assume the obligations of the Company, and the Company will assign all of its rights to the Bank. Provided the Bank receives final approval from the DBF and FDIC and the necessary capital is raised, it is expected that banking operations will commence late in the fourth quarter of 2006, or early in the first quarter of 2007.

The Company was established and commenced activities on May 5, 2005. The Company has prepared these financial statements to include financial information from the date of inception. Activities since inception have consisted primarily of the Company's Organizers engaging in organizational and pre-opening activities necessary to prepare the applications for regulatory approvals and to prepare to commence business as a financial institution.

To capitalize the Bank, the Company proposes to offer a minimum of 1,250,000 shares and a maximum of 2,000,000 shares of common stock of the Company at $10 per share. The Company will be required to sell the minimum number of shares in order to meet regulatory conditions for final approval of its charter. The offering will raise gross proceeds between $12,500,000 and $20,000,000. The Organizers and proposed directors of the Company plan to purchase 378,000 shares of common stock at $10 per share in the offering.

FIRST CITIZENS FINANCIAL CORPORATION
(A Development Stage Company)

Notes to Financial Statements
July 31, 2006
1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Upon purchase of these shares, it is expected that each Organizer will be granted, at no additional cost, a warrant to purchase one share of the Bank's common stock at a purchase price of $10 per share for every share the Organizer purchases in the offering up to 377,500 shares.

Estimates

The financial statements include estimates and assumptions that affect the financial position and results of operations of the Company and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Organization Costs

Organization costs include incorporation, legal, consulting and accounting fees incurred in connection with establishing the Company and Bank. In accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.

Income Taxes

The Company is a corporation. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities projected future taxable income and tax planning strategies.

The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as realization of these deferred tax assets is dependent on future taxable income.

FIRST CITIZENS FINANCIAL CORPORATION

(A Development Stage Company)

Notes to Financial Statements

July 31, 2006
1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Fiscal Year The Company will adopt a calendar year for both financial reporting and tax reporting purposes.
2.	DEBT

On May 1, 2006, First Citizens Financial Corporation established a $750,000 line of credit with a financial institution to fund organizational expenses, pre-opening expenses and the expenses of the Company's common stock offering during the development stage. At July 31, 2006, the outstanding balance was $198,083. The line of credit is uncollateralized and is guaranteed by each of the Company's shareholders. The line of credit bears interest at the Wall Street Journal prime rate minus .50% and matures May 1, 2007.

3.	ADVANCES FROM ORGANIZERS

The organizers have advanced funds during the organizational period of $160,000, with imputed interest of $8,865 considered to be additional paid in capital. Imputed interest has been reflected as a discount and is amortized (reflected as interest expense) over the expected term of the note. These advances are non-interest bearing and are to be repaid from proceeds from the line of credit. Interest has been imputed using the short-term treasury rates at the time the funds were received. The advances are anticipated to be repaid upon successful completion of the stock offering.

4.	LIQUIDITY AND GOING CONCERN CONSIDERATIONS
First Citizens Financial Corporation incurred a net loss of $336,492 for the period from May 5, 2005 (date of inception) to July 31, 2006.

The Organizers believe the current level of expenditures is within the financial and borrowing capabilities of the Company and are adequate to meet existing obligations and fund current operations, but commencing banking operations is dependent on obtaining final regulatory approvals and successfully completing the stock offering.

FIRST CITIZENS FINANCIAL CORPORATION

(A Development Stage Company)

Notes to Financial Statements

July 31, 2006
4.	LIQUIDITY AND GOING CONCERN CONSIDERATIONS (continued)

To provide permanent funding for the capitalization of the Bank, the Company is facilitating a stock offering of a minimum of 1,250,000 and a maximum of 2,000,000 share of common stock at $10 per share. Costs related to the offering of the common stock will be paid from the gross proceeds of the offering. The Company must receive the minimum amount of $12,500,000 in the offering in order to capitalize the Bank. Should the Company be unable to raise this amount, or be unable to obtain regulatory approval to charter the Bank, the ability of First Citizens Financial Corporation to continue as a going concern would be doubtful.

5.	DEPOSIT - LAND

The Company entered into an agreement to purchase two acres of land for the main office location with a total purchase price of $650,000 per acre. The Company made an earnest money deposit of $10,000 and an additional payment of $30,000 for the contract extension and a final deposit of $10,000.

6.	COMMITMENTS AND RELATED PARTY TRANSACTIONS

The Bank has entered into an employment agreement with a principal executive. The agreement calls for a monthly salary, a bonus upon the opening of the Bank, and other benefits commensurate with the employee's level of experience. The agreement also allows for granting to the executive stock options equal to four percent of the total shares sold by the Company in the stock offering.

The Company has entered into an agreement for consulting services for assistance in the organization of the Bank. The Company has committed to pay a total of $70,000 for these services, of which $70,000 had been expensed at July 31, 2006. Also, in lieu of an additional $5,000 in cash compensation otherwise payable to the consultant, the Company will grant to the consulting firm a ten-year stock option to purchase 6,000 shares of the common stock of the Company at $10.00 per share, which will be granted, and vest upon grant, when the Bank opens for business.

The Company has entered into an agreement for legal services assisting in the organization of the Bank. The agreement allows for billings based on actual time spent on the engagement at agreed upon hourly billing rates.

FIRST CITIZENS FINANCIAL CORPORATION

(A Development Stage Company)

Notes to Financial Statements

July 31, 2006
6.	COMMITMENTS AND RELATED PARTY TRANSACTIONS (continued)

The Company has entered into an agreement for establishment of a comprehensive plan for the development and execution of the Company's stock offering. The Company paid a fee of $7,500 to a consultant which was included as deferred stock issuance costs. The contract allows for monthly fees of $35,000 (prorated for any partial month) upon commencement of the offering. The contract is renewable monthly.

7.	INCOME TAXES
The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at July 31, 2006.
	Deferred tax asset relating to organization expenses and net operating loss carryforward Less valuation allowance Net deferred taxes	$ 127,100 (127,100) $ -
8.	SUBSEQUENT EVENT

On August 25, 2006 the Company completed the purchase of the land to be used for the main office. The total acquisition cost of $1,308,282 (which includes acquisition fees and costs). The purchase was financed with a single payment bank note and bears interest at a variable rate equal to the Wall Street Journal prime rate (currently at 8.25%) with interest and principal due February 27, 2007.

APPENDIX "A"

Nexity Bank

ESCROW AGREEMENT

Relating to Subscriptions for Shares of First Citizens Financial Corporation

     This Escrow Agreement (the "Agreement") is made and entered into as of the 18th day of October, 2006, by and among certain investors (collectively, the "Investors") who have executed a Subscription Agreement (the "Subscription Agreement") (and which Subscription Agreement expressly refers to and incorporates this Escrow Agreement); First Citizens Financial Corporation, a Georgia corporation (the "Company"); Nexity Bank (the "Escrow Agent"); and SAMCO Capital Markets, Inc. ("SAMCO").

     WHEREAS, the Investors desire to contribute to the capital of the Company by purchasing shares of the Company's common stock, $.01 par value (the "Shares") pursuant to the terms and conditions set forth in the Prospectus, dated October 18, 2006 (the "Prospectus"), and the Subscription Agreement, the form of which is attached hereto; and

     WHEREAS, in order to facilitate the purchase of the Shares and the organization of the Company, the Investors desire that the Escrow Agent receive, hold and distribute their payments for the Shares in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

  Escrow Deposit. Each Investor will deliver the funds in payment for the Shares purchased by such Investor, as set forth in the Subscription Agreement, to the Company for further delivery to the Escrow Agent by noon of the next business day. The Company will collect and deliver to the Escrow Agent appropriate W-9 Forms for each investor. (Checks will be made payable to Nexity Bank, as Escrow Agent for First Citizens Financial Corporation)

  Investment of Escrow Deposit. All funds received by the Escrow Agent pursuant to this Agreement shall be invested, to the extent practicable, in deposit accounts or certificates of deposit which are insured by the Federal Deposit Insurance Corporation or another agency of the United States government, short-term securities issued or fully guaranteed by the United States government, federal funds. All investments shall comply with applicable laws, riles and regulations, including Rule 15c2-4 under the Securities Exchange Act of 1934. The Company shall provide the Escrow Agent with instructions from time to time concerning in which of the specific investment instruments described above the Escrowed Funds shall be invested, and the Escrow Agent shall adhere to such instructions. Unless and until otherwise instructed by the Company, the Escrow Agent shall invest the Escrowed Funds in Escrow Agent's Business Money Market Account. Interest will begin accruing no later than the next business day after receipt.

  Certification of Funds. Upon receipt of (i) funds in the amount of at least $12,500,000 in payment for Shares, and (ii) at the direction of the Company, the Escrow Agent shall certify to the appropriate regulatory authority(ies) that the Escrow Agent holds a minimum of $12,500,000 on deposit in the Escrow Account for the purchase of Shares in Company.

  Distribution of Funds. The Escrow Agent shall distribute the funds held by it under this Agreement as follows:

    Upon receipt of (i) funds in the amount of at least $12,500,000 in payment for Shares, and (ii) a certificate executed by the Company certifying that all of the conditions to the release of the funds as described in the agency agreement with SAMCO Capital Markets, Inc. have been met accompanied by a confirmation from the appropriate regulatory authority(ies) indicating approval to distribute funds out of Escrow, and directing the Escrow Agent to distribute all funds received by the Escrow Agent from the Investors under this Agreement to the Company, the Escrow Agent shall deliver the funds, by cashier's check or other form of payment mutually acceptable to the Company and the Escrow Agent, to the Company, together with the income earned thereon pursuant to subsection (c) of this Section 3. No distribution will be made until the last Investor deposit has been made for at least two business days. The Company shall provide account information and other necessary directions for disbursements by the Escrow Agent to it under this Agreement. The Escrow Agent must be provided a copy of the Subscription Agreement at the signing of this Escrow Agreement.

    Upon (i) receipt of direction from the Company, to return the funds to the Investors; or (ii) in the event the Escrow Agent shall have received less than $12,500,000 or shall have received no direction or certificate from the Company pursuant to either subsection (a) or this subsection (b) of this Section 3 on or prior to November 30, 2006 (with extension to May 29, 2007, the last day of the extended term of the offering), the Escrow Agent shall distribute such funds to the Investors, together with the income earned thereon pursuant to subsection (c) of this Section 3. The Company may give notice to the Escrow Agent that the Company is canceling its offer of the Shares prior to November 30, 2006 (with extension to May 29, 2007), and the Escrow Agent shall distribute the funds to the Investors in accordance with this Agreement.

    Any income earned on the investment of funds received under this Agreement will first be applied against the Escrow Agent's fee set forth in Section 9 hereof and any expense of the Escrow Agent incurred pursuant to Section 5 hereof. To the extent that such income exceeds the Escrow Agent's fee and expenses, the Escrow Agent shall allocate (each Investor shall be allocated his pro rata share of such excess, calculated according to the amount of funds delivered to the Escrow Agent by such Investor and the number of days such Investor's funds have been available for investment by the Escrow Agent) and distribute such excess to the Investors, in the event that funds are returned to Investors pursuant to subsection (b) of this Section. Such excess shall be delivered to the Company, in the event that the funds received and held hereunder are delivered to the Company pursuant to subsection (a) of this Section.

4. Authorization for Disbursement. The Escrow Agent is hereby authorized and directed to issue its checks for each disbursement hereunder and the Escrow Agent shall be relieved of all liability with respect to making the disbursements in accordance with the provisions hereof.

5. Professional Services Used by Escrow Agent. The Escrow Agent may engage the services of such attorneys, accountants, and other professionals, as the Escrow Agent may, in its sole discretion, deem advisable to carry out its duties under the Agreement. The Company agrees to reimburse the Escrow Agent for all costs, expenses and professional fees incurred hereunder which are not covered by income earned on escrowed funds pursuant to Section 3(c) hereof, including all legal fees and expenses incurred in the review of this Agreement.

6. Limit on Escrow Agent's Responsibility. The Escrow Agent shall have no duties or obligations hereunder except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof and shall not be in any manner liable or responsible for any loss or damage arising by reason of any act or omission to act by it hereunder or in connection with any of the transactions contemplated hereby, including, but not limited to, any loss that may occur by reason of forgery, false representations, the exercise of its discretion, or any other reason, except for its gross negligence or willful misconduct.

7. Reliance on Opinion of Counsel. The Escrow Agent hereunder shall be entitled to rely upon the advice of its counsel in any action taken in its capacity as Escrow Agent hereunder and shall be protected from any liability of any kind for actions taken in reasonable reliance upon such opinion of its counsel.

8. Resignation. The Escrow Agent may resign at any time upon ten (10) days' written notice to the Company. Such resignation shall take effect upon receipt by the Escrow Agent of an instrument of acceptance executed by a successor escrow agent and subscribed and consented to by the Company, and the delivery by the Escrow Agent to such successor of any funds held under this Agreement. The Escrow Agent, if it has not received such an instrument of acceptance prior to the expiration of ten (10) calendar days after the giving of notice of resignation, shall be discharged of its duties and obligations hereunder only upon the deposit of any funds being held by it under this Agreement into, and the acceptance thereof, by a court of competent jurisdiction, to which application shall be made for the appointment of a successor escrow agent so appointed shall succeed to all of the rights, duties and responsibilities of the Escrow Agent.

9. Escrow Agent's Fees. The Company agrees to pay Escrow Agent's usual and customary fees of $25.00 per month maintenance fee for performing its obligations under the Agreement that are not covered by income earned on escrowed funds pursuant to Section 3(c) hereof. An $18.00 per check fee will be charged if the escrow account has to be refunded due to failure to complete the subscription.

10. Notice. All notices, certificates and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when delivered, postage prepaid, addressed as follows by certified mail:

To the Escrow Agent:	Attention: Paul Jadwin
Nexity Bank
3500 Blue Lake Drive, Suite 330
Birmingham, AL 35243

To the Investors:	to the persons named and at the
addresses listed in the Subscription Agreements

To Company	First Citizens Financial Corporation
32 Jack Heard Road Bailey Towers, Suite 110
Dawsonville, GA 30534
Attention: Charles M. Buckner

To SAMCO:	SAMCO Capital Markets, Inc. 1700 Pacific, Suite 2000 Dallas, Texas 75201 Attention: Joseph R. Mannes

     Any party may, by notice given hereunder, designate any future or different addresses to which subsequent notices, certificates, and other communications shall be sent.

     11. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, successors, administrators and assigns.

     12. Severability. In the event any court of competent jurisdiction shall hold any provision of this Agreement invalid or unenforceable, such holding shall not invalidate or render unenforceable any other provision hereof.

     13. Execution of Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

     14. Applicable Law. This Agreement shall be construed and governed exclusively by the laws of the State of Alabama, without regard to its principles of conflicts of law.

     15. Headings. The headings used in this Agreement have been prepared for the convenience of reference only and shall not control, affect the meaning, or be taken as an interpretation of any provisions of this Agreement.

ESCROW AGENT: NEXITY BANK
By:	/S/ David Long

David Long
Its:	President

Date:	October 18, 2006

COMPANY: First Citizens Financial Corporation
By:	/S/ Charles M. Buckner

Charles M. Buckner
Its:	President

Date:	October 18, 2006

SAMCO: SAMCO Capital Markets, Inc.
By:	/S/ Dory Wiley

Dory Wiley
Its:	President
Date:	October 18, 2006

APPENDIX "B"

FIRST CITIZENS FINANCIAL CORPORATION
SUBSCRIPTION AGREEMENT

To:	First Citizens Financial Corporation
P. O. Box 809 Dawsonville, GA 30534-0017 Attention: Charles M. Buckner, President and Chief Executive Officer

Gentlemen:

     You have informed the undersigned that First Citizens Financial Corporation (the "Company") is offering up to 2,000,000 shares of its $.01 par value per share common stock (the "Common Stock"), together with a warrant to purchase one share of common stock for each five shares of common stock purchased (collectively, the "Shares"), all at a price of $10.00 per Share and as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the "Prospectus"). The price of shares obtainable pursuant to the warrants described in the previous sentence shall be $12.50 per share. In addition, you have informed the undersigned that the minimum subscription is 500 Shares.

  Subscription. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "Nexity Bank for First Citizens Financial Corporation", representing the payment of $10.00 per Share for the number of Shares of the Common Stock indicated below.

  Acceptance of Subscription. It is understood and agreed that until the proceeds of the offering are released from escrow the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. Moreover, until the proceeds of the offering are released from escrow, the Company shall have the right to cancel, in whole or in part, a subscription previously accepted. Funds returned in connection with a rejected or cancelled subscription will include interest earned in the escrow account with respect to the subscription.

  Acknowledgments. The undersigned hereby acknowledges receipt of a copy of the Prospectus and agrees to be bound by the terms of this Agreement and the Escrow Agreement.

  No Revocation. The undersigned agrees that once this Subscription Agreement is accepted by the Company, it may not be withdrawn. The undersigned agrees that the undersigned shall not cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned made hereunder and that this Subscription Agreement shall survive the death, disability or dissolution of the undersigned.

  NASD Rule 2790 compliance.

   Check here if you, or if appropriate, the beneficial owner(s) of the account on whose behalf you are executing this order form, are a "restricted person" as defined in NASD Rule 2790.

"Restricted Person" includes (a) an NASD member or other broker/dealer; (b) an officer, director, general partner, associated person, or employee of a member of other broker/dealer; (c) an agent of a member or any other broker/dealer that is engaged in the investment banking or securities business; (d) a finder or any person acting in a fiduciary capacity to the managing underwriter, including, attorneys, accountants and financial consultants; (e) a person who has authority to buy or sell securities for a bank, savings and loan institution, insurance company, investment company, investment advisor, or collective investment account; (f) a person owning a broker dealer, as defined in the rule; or (g) an immediate family member of any of the foregoing persons if the foregoing person materially supports, or receives material support from, the immediate family member.

   Check here if you, or if appropriate, the beneficial owner(s) of the account on whose behalf you are executing this order form, are a "restricted person" as defined in NASD Rule 2790 and you contend that the purchase of the shares is exempt from the prohibitions of NASD Rule 2790. If you check this box, please list the exemption and explain all facts on which you base your contention.

By signing this order form below and initialing it here, you certify that you, or if appropriate the beneficial owner(s) of the account on whose behalf you are executing this order form, is eligible to purchase new issues in compliance with Rule 2790. _____ (initials)

By executing this Subscription Agreement, the undersigned is not waiving any rights the undersigned may have under federal securities laws, including the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.

The shares of common stock and warrant of First Citizens Financial Corporation to be issued pursuant to this Subscription Agreement are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

     Please fill in the information requested below, make your check payable to "Nexity Bank, Escrow Agent for First Citizens Financial Corporation ." and mail the Subscription Agreement, Stock Certificate Registration Instructions, Substitute Form W-9, and check to the attention of Charles M. Buckner, First Citizens Financial Corporation, P. O. Box 809, Dawsonville, Georgia 30534-0017.

No. of Shares Subscribed:	(Signature of Subscriber)

Funds Tendered ($10.00 per share subscribed):	(Name Please Print or Type)
$
Date:

Phone Number:
(Home)

(Office)

(E-mail address)

Residence Address:

City, State and Zip Code

Social Security Number or other Taxpayer Identification Number

STOCK CERTIFICATE REGISTRATION INSTRUCTIONS

     Name:

     Additional Name if Tenant in Common or Joint Tenant:

     Mailing Address:

     Social Security Number or other Taxpayer Identification Number:

     Number of shares to be registered in above name(s):

     Legal form of ownership:

___Individual	___Joint Tenants with Rights of Survivorship
___Tenants in Common	___Uniform Gift to Minors
___Other

INFORMATION AS TO BANKING INTERESTS

1. Please indicate your interest in the following services by checking the appropriate spaces below:

		PERSONAL	BUSINESS
(a)	Checking Account	___	___
(b)	Savings Account	___	___
(c)	Certificates of Deposit	___	___
(d)	Individual Retirement Accounts	___	___
(e)	Checking Account Overdraft Protection	___	___
(f)	Consumer Loans (auto, etc.)	___	___
(g)	Commercial Loans	___	___
(h)	Equity Line of Credit	___	___
(i)	Mortgage Loans	___	___
(j)	Revolving Personal Credit Line	___	___
(k)	Safe Deposit Box	___	___
(l)	Automatic Teller Machines	___	___
(m)	Internet Banking Services	___	___
(n)	Cash Management Services	___	___

2. I would like our new bank to provide the following additional services:

(a)
(b)

Federal Income Tax Backup Withholding

     In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

     Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the Internal Revenue Service ("IRS").

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

     If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

Substitute Form W-9

     Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

     You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

Each subscriber should complete this section.

Signature of Subscriber	Signature of Subscriber

Printed Name	Printed Name

Social Security or Employer Identification No.:	Social Security or Employer Identification No.:

FORM OF ACCEPTANCE

First Citizens Financial Corporation _____________________________ _____________________________

[Date]

To:

Dear Subscriber:

     First Citizens Financial Corporation (the "Company") acknowledges receipt of your subscription for ___ shares of its $.01 par value per share Common Stock and your check for $__________. With each five (5) shares you purchase, you will receive, at no additional cost, a warrant to purchase one (1) additional share at the price of $12.50 per share.

     The Company hereby accepts your subscription for the purchase of _______ shares of its Common Stock, together with a warrant to purchase ____ shares of Common Stock, at $10.00 per share, for an aggregate of $___________, effective as of the date of this letter. If and when exercised in accordance with the Shareholder Warrant Agreement, the price of the shares purchasable under the warrant shall be $12.50 per share.

     Your stock certificate(s) representing shares of Company Common Stock duly authorized and fully paid will be issued to you as soon as practicable after all subscription funds are released to the Company from the Company's subscription escrow account with Nexity Bank, all as described in the Subscription Agreement executed by you and in the Company's Prospectus furnished to you. In the event that (i) the offering is canceled, or (ii) the minimum number of subscriptions (1,250,000 shares) is not obtained, or (iii) the Company shall not have received approval from the Board of Governors of the Federal Reserve System to become a bank holding company, or (iv) First Citizens Bank of Georgia (In Organization) shall not have received final charter approval from the Georgia Department and approval for deposit insurance from the Federal Deposit Insurance Corporation, your subscription funds will be returned to you, adjusted for net profits from the investment of such funds, if any, as described in the Company's Prospectus.

     If this acceptance is for a lesser number of shares than that number subscribed by you as indicated in your Subscription Agreement, your payment for shares of Common Stock in excess of the number of shares accepted hereby will be refunded to you by mail, without interest, within ten days after the date hereof.

Very Truly Yours, FIRST CITIZENS FINANCIAL CORPORATION
By:

     Prospective investors may rely only on the information contained in this prospectus. No one has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

		2,000,000 SHARES FIRST CITIZENS FINANCIAL CORPORATION A Proposed Bank Holding Company for Common Stock PROSPECTUS
TABLE OF CONTENTS
	Page
Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10
A Warning About Forward-Looking Statements	15
Terms of the Offering . . . . . . . . . . . . . . . . . . . . . . . . .	16
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .	19
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	21
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	23
Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	24
Management's Discussion of Financial Conditions and Analysis and Plan of Operations . . . . . . . . . . . .	24
Our Proposed Business . . . . . . . . . . . . . . . . . . . . . . . .	29
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	37
Executive Compensation . . . . . . . . . . . . . . . . . . . . . . .	40
Related Party Transactions . . . . . . . . . . . . . . . . . . . . .	44
Description of Capital Stock of The Company . . . . . .	44
Important Provisions of our Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	47
Supervision and Regulation . . . . . . . . . . . . . . . . . . . . .	51
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	59
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	59
Reports to Shareholders . . . . . . . . . . . . . . . . . . . . . . . .	59
Additional Information . . . . . . . . . . . . . . . . . . . . . . . .	60
Index to Financial Report . . . . . . . . . . . . . . . . . . . . . .	F-1
Appendix A - Escrow Agreement Appendix B - Subscription Materials

     Until January 16, 2007 (90 days after the date of this prospectus), all dealers that effect transfers in these securities or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

		October 18, 2006

(Prospectus back cover)